UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEALTH MANAGEMENT ASSOCIATES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 17, 2011

The annual meeting of stockholders of Health Management Associates, Inc. will be held at the Ritz-Carlton Golf Resort Naples, 2600 Tiburón Drive, Naples, Florida 34109 on Tuesday, May 17, 2011 at 1:30 p.m., local time, for the following purposes, which are more fully described in the accompanying proxy statement:

•	To elect nine directors.

•	To provide an advisory vote regarding the compensation of our named executive officers.

•	To provide an advisory vote regarding the frequency of stockholder advisory votes on the compensation of our named executive officers.

•	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

•	To transact such other business as may properly come before the annual meeting or at any adjournments thereof.

The board of directors has fixed the close of business on March 21, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy R. Parry
Corporate Secretary

April 7, 2011

HEALTH MANAGEMENT ASSOCIATES, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why Are These Proxy Materials Being Provided to Stockholders?

The board of directors of Health Management Associates, Inc. has made these proxy materials available to you on the Internet or, upon your request, has delivered printed versions to you by mail in connection with the solicitation of proxies by the board for use at the 2011 annual meeting of stockholders. The 2011 annual meeting will be held on Tuesday, May 17, 2011, at 1:30 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders.

Why Did We Mail a Notice Regarding the Internet Availability of Proxy Materials to Stockholders Instead of Mailing a Full Set of Proxy Materials?

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we elected to make this proxy statement and our annual report available to our stockholders on the Internet. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce printing and shipping costs and lessen the environmental impact of the annual meeting. On or about April 7, 2011, we mailed a notice to stockholders containing instructions on how to access our proxy statement and annual report, and how to vote.

INFORMATION REGARDING SOLICITATION AND VOTING

Location of the Annual Meeting of Stockholders

The annual meeting will be held at the Ritz-Carlton Golf Resort Naples, 2600 Tiburón Drive, Naples, Florida 34109.

Principal Executive Offices

Our principal executive offices are located at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710. Our telephone number is 239-598-3131.

Record Date and Outstanding Shares

Stockholders of record at the close of business on March 21, 2011, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. We have one class of shares outstanding, designated class A common stock, $0.01 par value per share, referred to in this proxy statement as our common stock. As of the record date, 253,145,317 shares of our common stock were issued and outstanding.

Voting

Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

Instructions for Internet Voting. Stockholders may vote by proxy via the Internet by following the instructions contained in the notice that was delivered by mail. Stockholders who request printed copies of our proxy materials by mail may vote by mail, telephone or via the Internet. When voting on the Internet, stockholders who indicate that they wish to vote in accordance with the recommendations of the board of directors will have their shares voted: (1) FOR the election of the nine director nominees described in this proxy statement; (2) FOR the compensation of our named executive officers; (3) for the proposal to conduct a stockholder advisory vote on the compensation of our named executive officers EVERY YEAR; and (4) FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Such shares may also be voted by the named proxies for such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Instructions for Mail and Telephone Voting. Stockholders who wish to vote by mail or telephone should follow the instructions on the proxy card. Shares voted by telephone or represented by written proxies that are properly dated, executed and returned will be voted at the annual meeting in accordance with the instructions given by telephone or on such written proxies. If no specific instructions are given, shares will be voted: (1) FOR the election of the nine director nominees described in this proxy statement; (2) FOR the compensation of our named executive officers; (3) for the proposal to conduct a stockholder advisory vote on the compensation of our named executive officers EVERY YEAR; and (4) FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Such shares may also be voted by the named proxies for such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Instructions for Voting In Person. Stockholders may vote in person at the annual meeting. Ballots will be provided to stockholders who wish to vote at the annual meeting.

Effect of Not Casting Your Vote and Broker Non-Votes

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors, the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of stockholder advisory votes on such compensation. If you hold your shares in street name and do not indicate how you want your shares voted in the election of directors and the executive compensation matters, your bank or broker is not permitted to vote those shares on your behalf. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote in the election of directors and the executive compensation matters, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any non-instructed shares to ratify the selection of our independent registered public accounting firm. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for the purpose of determining the number of shares voting in the election of directors, the advisory vote on the compensation of our named executive officers or the advisory vote on the frequency of stockholder advisory votes on such compensation.

Vote Required

The table below indicates the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum, in person or by proxy, at the annual meeting.

Proposal Number	Proposal Description	Vote Required

One	Election of nine directors	Plurality of the votes duly cast (1)

Two	Advisory vote regarding the compensation of our named executive officers	Majority of the votes duly cast (2)

Three	Advisory vote regarding the frequency of stockholder advisory votes on the compensation of our named executive officers	Plurality of the votes duly cast (2)

Four	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011	Majority of the votes duly cast (3)

(1)	Under our corporate governance guidelines, any director nominee who is elected at an annual meeting but who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender a resignation for consideration by the corporate governance and nominating committee, which will recommend to the board of directors the action to be taken with respect to any such tendered resignation.

(2)	The results of proposals two and three are not binding on our board of directors. However, our board values the opinions of our stockholders and will consider the outcome of these votes and those opinions when making future compensation decisions.

(3)	The selection of Ernst & Young LLP as our independent registered public accounting firm is being presented to stockholders for ratification. The audit committee will consider the outcome of this vote in its future deliberations regarding the selection of an independent registered public accounting firm.

Recommendations of our Board of Directors

Our board of directors recommends that stockholders vote their shares: (1) FOR each of the nine director nominees; (2) FOR the compensation of our named executive officers; (3) for the proposal to conduct a stockholder advisory vote on the compensation of our named executive officers EVERY YEAR; and (4) FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Revocability of Proxies

You can change your vote by revoking your proxy at any time before it is voted at the annual meeting in one of four ways:

•	vote again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted);

•	submit a signed proxy card with a later date;

•	vote in person at the annual meeting; or

•	notify our corporate secretary in writing before the annual meeting that you are revoking your proxy.

Attendance at the annual meeting will not automatically revoke your previously submitted proxy unless you vote again at such meeting or specifically request in writing that your prior proxy be revoked.

Please note, however, that if your shares of common stock are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from such broker, bank or other nominee confirming both (1) your beneficial ownership of such shares on March 21, 2011; and (2) that such broker, bank or other nominee is not voting such shares at the annual meeting.

Solicitation of Proxies

We are soliciting proxies to provide all stockholders of record on March 21, 2011 with an opportunity to vote on matters that properly come before the annual meeting. We will bear all costs related to this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited on our behalf, in person or by telephone or other telecommunication, by our directors, officers and employees, none of whom will receive additional compensation for doing so.

We have retained Georgeson Inc. to assist us in the solicitation of proxies for the annual meeting. We have agreed to pay Georgeson Inc. a fee of approximately $8,000, plus expenses, for its services.

Quorum

A quorum is required for stockholders to conduct business at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the shares issued and entitled to vote at the annual meeting will constitute a quorum.

Effect of Abstentions

Abstentions are counted for the purpose of determining the presence of a quorum and the number of shares voting on a proposal. Abstentions will have the same effect as a vote against a proposal requiring the approval of a majority of votes cast.

Where Can Annual Meeting Voting Results Be Found?

Preliminary voting results will be announced at the annual meeting. Final voting results will be tallied by the inspectors of election and will be reported on a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The table below presents certain information as of March 21, 2011 regarding shares of common stock held by: (1) each stockholder known by us to be the beneficial holder of more than 5% of our common stock; (2) each of our directors; (3) each of our “named executive officers” (as defined under the heading entitled “Compensation Discussion and Analysis”); and (4) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares (1)(2)	Percent of Class

William J. Schoen (3)	5,948,176	2.3%

Gary D. Newsome (4)	2,069,525	-

Kent P. Dauten (5)	473,263	-

Donald E. Kiernan (6)	81,000	-

Robert A. Knox (7)	294,717	-

William E. Mayberry, M.D. (8)	80,987	-

Vicki A. O’Meara	44,269	-

William C. Steere, Jr. (9)	68,500	-

Randolph W. Westerfield, Ph.D. (7)	74,750	-

Kelly E. Curry (10)	906,878	-

Robert E. Farnham (11)	856,249	-

Joseph C. Meek (12)	40,917	-

Timothy R. Parry (13)	524,259	-

Wellington Management Company, LLP (14) 280 Congress Street Boston, Massachusetts 02210	23,612,050	9.3%

BlackRock, Inc. (15) 40 East 52nd Street New York, New York 10022	22,450,199	8.9%

Vanguard Specialized Funds - Vanguard Health Care Fund (16) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,802,600	5.8%

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner (1)	Number of Shares (1)(2)	Percent of Class

T. Rowe Price Associates, Inc. (17) 100 E. Pratt Street Baltimore, Maryland 21202	12,741,700	5.0%

All directors and executive officers as a group (13 persons) (18)	11,463,490	4.5%

(1)	As reported by such persons as of March 21, 2011, with percentages based on 253,145,317 shares issued and outstanding, except where the person has the right to receive shares within the next 60 days (as indicated in the footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by such stockholder. We have omitted percentages of less than 1% from the table.

The address for each director and named executive officer is c/o Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710.

(2)	The amount shown for each director and named executive officer includes shares of restricted stock.

(3)	The amount shown includes: (a) an aggregate of 5,588,988 shares held directly or indirectly by various trusts of which Mr. Schoen is settlor, trustee and/or beneficiary; and (b) 359,188 shares held by the Schoen Foundation, of which Mr. Schoen is Chairman.

(4)	The amount shown includes 250,000 shares issuable upon exercise of a presently exercisable option.

(5)	The amount shown includes: (a) 11,250 shares issuable upon exercise of presently exercisable options; and (b) 438,013 shares held jointly by Mr. Dauten and his wife in a brokerage account, which has margin capability.

(6)	The amount shown includes 16,250 shares issuable upon exercise of presently exercisable options.

(7)	The amount shown includes 11,250 shares issuable upon exercise of presently exercisable options.

(8)	The amount shown includes: (a) 20,000 shares issuable upon exercise of presently exercisable options; and (b) 5,062 shares held by Dr. Mayberry as trustee of the W.E. Mayberry Trust.

(9)	The amount shown includes 15,000 shares issuable upon exercise of presently exercisable options.

(10)	The amount shown includes: (a) 615,044 shares held by Mr. Curry individually; (b) 281,693 shares held jointly by Mr. Curry and his wife; (c) 10,000 shares held by a revocable trust; and (d) 141 shares held in Mr. Curry’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(11)	The amount shown includes: (a) 422,766 shares issuable upon exercise of presently exercisable options; (b) 376,818 shares held by Mr. Farnham individually; (c) 8,739 shares held jointly by Mr. Farnham and his wife; and (d) 47,926 shares held in Mr. Farnham’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(12)	The amount shown includes: (a) 30,359 shares held by Mr. Meek individually; and (b) 10,558 shares held in Mr. Meek’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(13)	The amount shown includes: (a) 201,317 shares issuable upon exercise of presently exercisable options; (b) 316,316 shares held by Mr. Parry individually; (c) 2,000 shares held by Mr. Parry’s wife; and (d) 4,626 shares held in Mr. Parry’s account under the Health Management Associates, Inc. Retirement Savings Plan, as to which shares he has investment power only.

(14)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 5 to Schedule 13G dated February 14, 2011 filed with the Securities and Exchange Commission by Wellington Management Company, LLP. These shares are owned of record by clients of Wellington Management Company, LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities except Vanguard Specialized Funds - Vanguard Health Care Fund. Wellington Management Company, LLP, in its capacity as an investment advisor, has shared voting power with respect to 4,477,850 of such shares and shared dispositive power with respect to all 23,612,050 shares.

(15)

This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 1 to Schedule 13G dated January 21, 2011 filed with the Securities and Exchange Commission by BlackRock, Inc. BlackRock, Inc. has sole voting and sole dispositive power with respect to all 22,450,199 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. No one person’s interest in the shares is more than five percent of the class of such securities.

(16)	This information as to the beneficial ownership of shares of our common stock is based on Amendment No. 4 to Schedule 13G dated February 9, 2011 filed with the Securities and Exchange Commission by Vanguard Specialized Funds - Vanguard Health Care Fund. Vanguard Specialized Funds - Vanguard Health Care Fund has sole voting power with respect to all 14,802,600 shares.

Our wholly-owned captive insurance subsidiary that is domiciled in the Cayman Islands maintained investments with an aggregate fair market value of approximately $16.0 million in publicly-traded Vanguard mutual funds as of February 28, 2011. Such investments were made on an arms-length basis.

(17)	This information as to the beneficial ownership of shares of our common stock is based on a Schedule 13G dated February 14, 2011 filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has sole voting power with respect to 1,222,900 of such shares and sole dispositive power with respect to all 12,741,700 shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. No one client subject to the investment advice of Price Associates owns more than 5% of the class of such securities. With respect to securities owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (“T. Rowe Price Funds”), only State Street Bank and Trust Company, as custodian for each of such T. Rowe Price Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such fund participate proportionately in any dividends and distributions so paid.

(18)	See footnotes 3 through 13 to this table.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors constituting our board of directors is currently set at nine. At this year’s annual meeting, stockholders will elect nine directors to hold office until the next annual meeting of stockholders or until each of their successors is duly elected and qualified.

Based on the recommendations of our corporate governance and nominating committee, we have nominated William J. Schoen, Gary D. Newsome, Kent P. Dauten, Donald E. Kiernan, Robert A. Knox, William E. Mayberry, M.D., Vicki A. O’Meara, William C. Steere, Jr. and Randolph W. Westerfield, Ph.D. for election as directors. All director nominees currently serve on our board of directors and we recommend their re-election at the annual meeting. Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors.

If you indicate when voting that you wish to vote in accordance with the recommendations of the board of directors, proxies will be voted FOR the election of each of the nine director nominees.

Under our corporate governance guidelines, any director nominee who is elected at an annual meeting but who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required to tender a resignation for consideration by the corporate governance and nominating committee, which will recommend to the board of directors the action to be taken with respect to any such tendered resignation.

We do not contemplate that any of the director nominees will be unable to serve as a director but, if that event should occur prior to the voting of the proxies, the persons named in the proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine, provided that proxies cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

The biographies of each of the director nominees below contains information regarding the person’s service as a director, business and related health care industry experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the particular experiences, qualifications, attributes or skills that our corporate governance and nominating committee and our board of directors considered when determining that the person should continue to serve as one of our directors.

The board of directors unanimously recommends that stockholders vote FOR each of the nine director nominees.

Name and Background	Year First Elected Director

William J. Schoen, age 75, has served as our Chairman of the Board since April 1986. He became our President and Chief Operating Officer in December 1983, Co-Chief Executive Officer in December 1985 and Chief Executive Officer in April 1986. He served as President until April 1997 and Chief Executive Officer until January 2001. From 1982 to 1987, Mr. Schoen was Chairman of Commerce National Bank, Naples, Florida and from 1973 to 1981 he was President, Chief Operating Officer and Chief Executive Officer of The F&M Schaefer Corporation, a consumer products company. From 1971 to 1973, Mr. Schoen was President of the Pierce Glass subsidiary of Indian Head, Inc. Mr. Schoen currently serves on the Board of Trustees of the University of Southern California and numerous non-profit organizations.

Key Attributes, Experience and Skills:

Mr. Schoen has more than 25 years of experience as our President, Chief Executive Officer and Chairman. This experience provides Mr. Schoen a deep and unique understanding of our company and our industry. Mr. Schoen has broad business experience, having served as chief executive officer or chairman with companies in the health care, consumer products and banking industries, and utilizes this broad experience in reviewing and advising us with respect to our business plans, budgets, business strategies, commercial and investment banking relationships, and potential capital markets transactions.

1983

Gary D. Newsome, age 53, became our President and Chief Executive Officer and a director in September 2008. From early 1998 until September 2008, Mr. Newsome was employed by Community Health Systems, Inc. He joined Community Health Systems, Inc. as a Group Vice President and by the end of his tenure with the company he was a Division President with responsibility for hospitals in Illinois, New Jersey, Pennsylvania, Tennessee and West Virginia. Mr. Newsome previously held management positions with us from June 1993 to March 1998, including Divisional Vice President, Assistant Vice President/Operations and Group Operations Vice President. Mr. Newsome is a member of the American College of Healthcare Executives.

Key Attributes, Experience and Skills:

Mr. Newsome has over 25 years of senior management experience in the health care industry, including approximately eight years of management experience with us. In particular, Mr. Newsome has extensive experience in all aspects of hospital operations and organizational management. As our President and Chief Executive Officer, Mr. Newsome has a thorough knowledge of our company and industry.

2008

Name and Background	Year First Elected Director

Kent P. Dauten, age 55, served on our board of directors from March 1981 through May 1983 and from June 1985 through September 1988. He was again elected as a director in November 1988 and has served on our board continuously since that time. Since February 1994, Mr. Dauten has been President, and since June 2005, he has been Managing Director, of Keystone Capital, Inc., a private investment advisory firm that he founded. Mr. Dauten was formerly a Senior Vice President of Madison Dearborn Partners, Inc., a private equity investment firm, and of First Chicago Investment Corporation and First Capital Corporation of Chicago, the venture capital subsidiaries of First Chicago Corporation, where he had been employed in various investment management positions since 1979. Mr. Dauten also currently serves on the boards of directors of Iron Mountain Incorporated, Northwestern Memorial HealthCare and Northwestern Memorial Foundation.

Key Attributes, Experience and Skills:

Mr. Dauten has over 30 years of experience in the venture capital, private equity and investment advisory fields. Mr. Dauten has served on our board of directors for more than 25 years, which affords him valuable insight and perspective on our operations. Mr. Dauten has extensive experience leading organizations, dealing with capital market transactions and acquisition matters and is experienced in overall financial risk identification, assessment and management.

1981

Donald E. Kiernan, age 70, is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications, Inc., a telecommunications company, a position he held from October 1993 to August 2001. Prior to that and since 1990, he served as Senior Vice President of Finance and Treasurer for SBC Communications, Inc. Mr. Kiernan is a Certified Public Accountant and former partner of Arthur Young & Company. Mr. Kiernan currently serves on the board of directors of LaBranche & Co Inc. and served on the boards of directors of Seagate Technology from 2003 to 2009 and MoneyGram International, Inc. from 2004 to 2008.

Key Attributes, Experience and Skills:

Mr. Kiernan has 20 years of experience as a Certified Public Accountant in private practice, including management positions with an international public accounting firm, and served in senior leadership capacities, including Treasurer and Chief Financial Officer for more than a decade with a Fortune 50 company. He brings to our board of directors particular expertise in financial management, accounting, information technology and corporate governance. Mr. Kiernan has also been a director of eight public companies over the past 20 years, with service on audit, finance, compensation and governance committees, giving him important experience and perspective that is valuable to our board of directors.

2001

Name and Background	Year First Elected Director

Robert A. Knox, age 59, is the lead director of our board. He has been Senior Managing Director of Cornerstone Equity Investors, LLC, an investment advisory firm, since December 1996. From 1994 until December 1996, he was Chairman and Chief Executive Officer, and from 1984 to 1994 he was President, of Prudential Equity Investors, Inc., an investment capital firm. Prior to that, Mr. Knox was an investment executive with The Prudential Insurance Company of America. He currently serves on the boards of directors of several private companies and is the Chairman of the Board of Trustees of Boston University.

Key Attributes, Experience and Skills:

Mr. Knox has significant senior leadership experience and expertise in the investment and financial services industries. Mr. Knox has broad experience leading significant organizations and has more than 25 years of experience on our board of directors, as well as extensive leadership positions on other boards. This broad experience provides him with critical insight and perspective on our operations.

1985

William E. Mayberry, M.D., age 81, is the retired President Emeritus and Chief Executive Officer of the Mayo Foundation and the retired Chairman of the Board of Governors of the Mayo Clinic, where he had been employed in various capacities from 1956 until his retirement in 1992.

Key Attributes, Experience and Skills:

Dr. Mayberry’s experience leading one of the preeminent health care organizations in the country, along with his medical training, affords him unique and significant health care and hospital management experience and expertise. Dr. Mayberry’s health care experience includes leadership of significant research and clinical operations, as well as hospital operations experience.

1994

Vicki A. O’Meara, age 53, has been Executive Vice President of Pitney Bowes, a global provider of mail processing equipment and integrated mail solutions, and President of Pitney Bowes Management Services and Postal & Government Affairs, since July 2010. Ms. O’Meara joined Pitney Bowes in June 2008 as Executive Vice President and Chief Legal and Compliance Officer. Through December 2007, Ms. O’Meara served as President - U.S. Supply Chain Solutions for Ryder System, Inc., a leading transportation and supply chain solutions company. Ms. O’Meara joined Ryder System, Inc. as Executive Vice President and General Counsel in June 1997 from the Chicago office of the law firm of Jones Day Reavis & Pogue, where she was a partner and chair of the firm’s Global Environmental, Health and Safety Group. Ms. O’Meara has also served in a variety of federal government positions, including Acting Assistant Attorney General under President George H. W. Bush, where she headed the Environmental and Natural Resources Division of the U.S. Department of Justice, Deputy General Counsel of the U.S. Environmental	2005

Name and Background	Year First Elected Director

Protection Agency, and Assistant to the General Counsel in the Office of the Secretary of the Army. Ms. O’Meara was a 1986-87 White House Fellow and, in that capacity, she served as Special Assistant to the White House Counsel and as Deputy Secretary of the Cabinet Domestic Policy Council.

Key Attributes, Experience and Skills:

Ms. O’Meara has substantial legal, operational and governmental experience, as well as expertise in corporate governance and strategic planning. Ms. O’Meara’s operational experience includes overall responsibility for both the human resources function of a large public company and the profitability of a large operating division of such company. Her experience in senior governmental leadership positions provides her with a perspective on legislative process and issues that is valuable to our board of directors given the central role of health care reform in national politics.

William C. Steere, Jr., age 74, has been the Chairman Emeritus of Pfizer Inc. since July 2001. He was Chairman of the Board of Pfizer Inc. from 1992 to 2001 and its Chief Executive Officer from 1991 to 2000. He was a director of Dow Jones & Company, Inc. from 1997 to 2007 and retired as a director of MetLife, Inc. in April 2010. In addition, Mr. Steere currently serves as a director of the New York University Medical Center and the New York Botanical Garden and is a member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center.

Key Attributes, Experience and Skills:

As former Chairman and Chief Executive Officer of Pfizer Inc., a Fortune 50 company, Mr. Steere is widely regarded as one of the most distinguished leaders of the pharmaceutical industry, bringing to our board of directors substantial expertise leading a large public company, as well as deep and comprehensive knowledge of, and experience with, the pharmaceutical industry. In addition, from his board positions with medical institutions such as the New York University Medical Center and Memorial Sloan-Kettering Cancer Center, Mr. Steere has in-depth knowledge of the health care industry.

2003

Randolph W. Westerfield, Ph.D., age 69, is Dean Emeritus and the Charles B. Thornton Professor of Finance at the Marshall School of Business at the University of Southern California. From 1993 to 2004, Dr. Westerfield served as Dean of the Marshall School of Business. Previously, he was a member of the finance faculty at the Wharton School of Business at the University of Pennsylvania for 20 years. Dr. Westerfield served on the boards of directors of Nicholas-Applegate Fund, Inc. from 2000 to 2009 and William Lyons Homes, Inc. from 2001 to 2005. Dr. Westerfield has taught corporate finance at the undergraduate and graduate level for over 40 years and has served on audit committees of public companies and management investment companies.	2000

Name and Background	Year First Elected Director

Key Attributes, Experience and Skills:

Dr. Westerfield has extensive financial expertise and broad experience leading organizations, having served in senior leadership capacities and on the finance faculties of two of the country’s leading business schools for more than 40 years. Dr. Westerfield’s previous service as a member of the audit committee of a registered investment company and as a member of the audit committee and the chair of the compensation committee of another public company gives him important experience and perspective that is valuable to our board of directors.

CORPORATE GOVERNANCE

Board Meetings

Our board of directors held six meetings during 2010. Each director attended at least 75% of such board meetings and the meetings of board committees on which he or she served.

Board Leadership Structure

The board of directors believes that effective corporate governance is best accomplished if the roles of chairman of the board and chief executive officer are separated. The board of directors believes that separating these two positions allows each person to focus on their individual responsibilities, which is essential in the current business and economic environment. Under this structure, our chief executive officer can focus his attention on the day-to-day operations and performance of the company and implementing our long-term strategic plans. At the same time, our non-executive chairman of the board can focus his attention on longer term strategic issues, setting the agenda for, and presiding at, board meetings, working collaboratively with our other board members, and providing insight and guidance to our chief executive officer.

In addition to separating the roles of chairman of the board and chief executive officer, our board of directors has also selected a lead director from its members. Mr. Knox is currently our lead director, with duties that include: (1) working with the chairman to oversee the performance review of our chief executive officer; (2) leading board meetings when the chairman is not present; (3) providing input to the chairman for the purpose of establishing the agenda for each board meeting; and (4) preparing agendas for executive sessions of the independent directors and presiding over such sessions.

Board Committees

The board of directors has standing audit, compensation, corporate governance and nominating, and executive committees. The table below indicates the number of meetings held during 2010 and the names of the directors serving on each committee as of March 21, 2011.

Committee Name	Number of Meetings Held	Committee Members

Audit	Twelve	Mr. Dauten (1) Dr. Mayberry	Mr. Kiernan Dr. Westerfield

Compensation	Five	Mr. Dauten Mr. Steere	Mr. Knox (1)

Corporate Governance and Nominating	Four	Mr. Dauten Mr. Knox	Mr. Kiernan (1) Ms. O’Meara

Executive	-	Mr. Dauten Mr. Schoen (1)	Mr. Knox Mr. Steere

(1)	Chairman

The current charter of each board committee, our corporate governance guidelines and our code of business conduct and ethics are available on our website at www.hma.com under the heading “Investor Relations” and the subheading “Corporate Governance.” The information contained on our website is not a part of this proxy statement.

Our board of directors has affirmatively determined that Mr. Dauten, Mr. Kiernan, Mr. Knox, Dr. Mayberry, Ms. O’Meara, Mr. Schoen, Mr. Steere and Dr. Westerfield are each independent under the independence standards of the New York Stock Exchange. In evaluating independence, our board affirmatively determines each year whether any director has any material relationship with the company. When assessing the materiality of a director’s relationship with the company, the board considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from the standpoint of the persons or organizations with which the director has an affiliation. The board also considers the frequency or regularity of any services provided by directors or persons or organizations with which the director has an affiliation, whether such services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided to the company on substantially the same terms as those available to unrelated parties. The board has affirmatively concluded that no material relationship exists between the company and any of its independent directors, other than each such person’s position as one of our directors.

In accordance with the listing standards of the New York Stock Exchange, our non-management directors, all of whom are independent under the independence standards of the New York Stock Exchange, meet in executive session on a regular basis without management present. Mr. Knox, as lead director, presides at such executive sessions.

Interested parties may communicate directly with our independent directors by sending correspondence to our corporate secretary in accordance with the stockholder communication procedures described under the heading entitled “Stockholder Communications.” Any such correspondence should be specifically directed to the attention of the independent directors.

Audit Committee

The board of directors has determined that Mr. Dauten, Mr. Kiernan and Dr. Westerfield each qualifies as an “audit committee financial expert” in accordance with applicable Securities and Exchange Commission rules and based on professional work experience as described in their respective biographies under “Proposal One: Election of Directors.”

The audit committee reviews with our independent registered public accounting firm our consolidated financial statements and internal controls over financial reporting, our independent registered public accounting firm’s auditing procedures and fees, and the possible effects of professional services provided to us by our independent registered public accounting firm upon such firm’s independence. The audit committee also provides oversight review of our corporate compliance program.

The audit committee works closely with our senior executives, our internal auditors and our independent registered public accounting firm to assist the board of directors in overseeing our accounting and financial reporting processes and our consolidated financial statement audits.

In furtherance of that role, the audit committee is charged with assisting the board of directors in its oversight of: (1) the integrity of our consolidated financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of both our internal auditors and our independent registered public accounting firm.

The audit committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is also responsible for preparing the committee’s report that is required by Securities and Exchange Commission rules to be included in our annual proxy statement and performs such other tasks that are consistent with its charter.

The audit committee’s report appears under the heading entitled “Report of the Audit Committee to Stockholders.”

Compensation Committee

The compensation committee is responsible for designing and implementing compensation programs for our executives and directors that further the intent and purpose of our company’s fundamental compensation philosophy. The compensation committee is also responsible for: (i) reviewing and discussing with management the compensation discussion and analysis that is required by Securities and Exchange Commission rules to be included in our annual proxy statement; (ii) preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement; and (iii) performing such other tasks that are consistent with its charter.

The compensation committee is currently comprised of three members of our board of directors, each of whom is independent under the independence standards of the New York Stock Exchange. The duties and responsibilities of the compensation committee are set forth in its charter. Each member of the compensation committee has direct experience establishing, reviewing and operating compensation programs for large organizations. The chairman of the compensation committee is responsible for setting the agenda for each committee meeting and for ensuring that meetings are conducted in an effective manner.

The compensation committee also regularly engages in discussions regarding executive succession planning and team building. To ensure that it is discharging its duties and responsibilities in an effective and efficient manner, the compensation committee conducts an annual assessment of its operation and function. The compensation committee’s report appears under the heading entitled “Compensation Committee Report.”

Corporate Governance and Nominating Committee

The corporate governance and nominating committee seeks to enhance the quality and diversity of nominees to our board of directors and is charged with identifying qualified persons, consistent with criteria approved by the board of directors, to become directors and recommending that the board of directors nominate such qualified persons for election as directors. The committee is also responsible for shaping corporate governance, overseeing an annual evaluation of the board of directors and management and performing such other tasks that are consistent with its charter.

The corporate governance and nominating committee recommended the nine director nominees described in this proxy statement for election at the annual meeting of stockholders.

The corporate governance and nominating committee also considers stockholder recommendations for nominations to the board of directors. The committee evaluates such recommendations using the same evaluation process described under the heading entitled “Director Qualifications and Evaluation Process.” Such recommendations for nominations should be sent to: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary. The corporate secretary will forward such recommendations to the corporate governance and nominating committee.

Additionally, the corporate governance and nominating committee is responsible for the review, approval and ratification of related party transactions. The corporate governance and nominating committee follows the guidelines set forth under the heading “Certain Transactions” prior to approving any related party transaction.

Executive Committee

The executive committee is empowered to take such actions and have such responsibilities as the board of directors may determine from time to time that are not the responsibility of any other committee of the board of directors.

Committee Self-Assessment Process

The corporate governance and nominating committee oversees an annual self-evaluation conducted by the board of directors to determine whether the board is functioning effectively. In addition, the audit, compensation and corporate governance and nominating committees each perform an annual self-assessment to evaluate their effectiveness in fulfilling their obligations. Compliance with the responsibilities listed in each committee’s charter forms the principal criteria for the evaluations, as well as such other factors and circumstances as are determined to be appropriate by the board of directors or the corporate governance and nominating committee. The corporate governance and nominating committee also oversees individual director self-assessments in connection with the periodic evaluation of directors for purposes of making a recommendation to the board of directors as to the persons who should be nominated for election or re-election at the annual meeting of stockholders. As part of this annual self-assessment process, the corporate governance and nominating committee discusses the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the company. The corporate governance and nominating committee then gives consideration to these specific skill sets when considering candidates for nomination.

Director Attendance at Annual Meetings

Company policy requires that each director attend our annual meeting of stockholders or provide the chairman of the board with advance notice of the reason for not attending. All of our directors attended the annual meeting of stockholders that was held on May 18, 2010.

The Board of Directors’ Role in Risk Oversight

The board of directors is actively engaged in the oversight of risks that could affect our company. This oversight is conducted primarily through our board committees. Our audit committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes. Additionally, our audit committee monitors and directs the formal risk management programs and processes implemented by management. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, as well as our corporate governance, and the recruitment and retention of talented board members. Our compensation committee focuses on the management of risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

While our board committees are focused on the above specific areas of risk, the full board of directors retains responsibility for the general oversight of risk. These responsibilities are satisfied through periodic reports from each committee chairman regarding the risk considerations within each committee’s area of expertise, as well as periodic reports to our board of directors or the appropriate committee from our management team, including our Vice President of Risk Management. Areas of material risk to the company, including operational, financial, legal, regulatory and strategic risks are reviewed quarterly. The board of directors reviews these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. Reports within the scope of a particular committee are reviewed by that committee, and the committee chairman subsequently reports to the full board of directors as part of the committee’s report. This enables the board of directors and its committees to coordinate the risk oversight role.

Director Qualifications and Evaluation Process

It is the policy of the corporate governance and nominating committee, consistent with our corporate governance guidelines, that all persons nominated to be a director possess the following qualifications and attributes: the highest level of personal and professional ethics, integrity and values; practical wisdom and mature judgment; broad training and experience at the policy-making level in business or finance; expertise that is complementary to the background and experience of our other directors; a willingness to devote the required time to carry out the duties and responsibilities of being a director; a commitment to serve on our board of directors for several years to develop an in-depth knowledge about our business and operations; an ability to objectively appraise the performance of management; and involvement only in activities or interests that do not conflict with his or her responsibilities to us and our stockholders.

The corporate governance and nominating committee evaluates director candidates, including individuals nominated by stockholders, who it believes meet the criteria described above through reference and background checks, interviews and an analysis of each candidate’s specific qualifications and attributes in light of the composition of the board of directors and our leadership needs at the time. From time to time, the corporate governance and nominating committee may also engage the services of an outside consultant to assist it by conducting searches to identify director candidates, evaluating candidates’ qualifications, performing reference and background checks and making initial contact with potential candidates. Women and minority candidates are sought as part of the corporate governance and nominating committee’s director identification and recruitment efforts. Our diversity recruiting efforts are made pursuant to provisions in our corporate governance guidelines and our corporate governance and nominating committee charter, which specifically state that women and minority candidates are sought as part of the director recruitment process.

Director Education

We have a program for orienting new directors and providing continuing education for all directors. New directors attend a training session that introduces them to our operations and to our management team. Thereafter, directors are notified on a regular basis about various educational programs offered by governance organizations and other educational institutions on topics such as audit, compensation, regulatory compliance and corporate governance. In addition, we routinely ask outside consultants and professional advisors to attend our board of directors and committee meetings to keep our directors up-to-date on the latest legal, regulatory, industry and governance developments. We reimburse directors for travel, lodging and related expenses they incur while attending director continuing education programs relevant to their service on our board of directors. During 2010, our directors received education from consultants and professional advisors.

Stockholder Communications

Stockholders may send correspondence by mail to the full board of directors, to specific board committees, or to individual directors (including correspondence recommending nominees to the board of directors as discussed above under “Corporate Governance and Nominating Committee”). Such correspondence should be addressed to the board of directors, the relevant committee or a particular director in care of: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

The corporate secretary will promptly forward all stockholder correspondence as appropriate. The corporate secretary is also responsible for identifying correspondence that does not directly relate to matters for which the board of directors is responsible and forwarding such correspondence to the appropriate person(s) within the company, as well as identifying and, if appropriate, responding to inappropriate correspondence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, which we refer to as CD&A, provides information about the compensation programs for our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, as well as each of our next three most highly compensated executive officers employed at the end of 2010, who we refer to collectively as our “named executive officers.” This CD&A includes the philosophy and objectives of our compensation committee, descriptions of each of the elements of our executive compensation programs and the basis for the compensation awards we made to our named executive officers during 2010. Our named executive officers for 2010 are:

•	President and Chief Executive Officer, Gary D. Newsome;

•	Executive Vice President and Chief Financial Officer, Kelly E. Curry;

•	Senior Vice President - Finance, Robert E. Farnham;

•	Senior Vice President, General Counsel and Corporate Secretary, Timothy R. Parry; and

•	Vice President and Treasurer, Joseph C. Meek.

Executive Summary

Our executive compensation programs are founded on the belief that there should be a substantial and meaningful connection between the compensation of our named executive officers and the quality of our earnings. Our compensation programs are designed to provide incentives that drive our financial performance and result in greater stockholder returns. Accordingly, a significant percentage of our executive compensation program is weighted towards company performance. This structure supports our pay-for-performance philosophy.

Consistent with our compensation philosophy, we use Adjusted EBITDA (as defined below) to determine the amounts of incentive compensation payable under our executive compensation programs. The compensation committee elected to use Adjusted EBITDA as the performance metric under our contingent compensation programs because it believes that Adjusted EBITDA provides a simple and understandable measure of our recurring profitability and that it is highly correlated to our stock price performance. Specifically, Adjusted EBITDA:

•	effectively measures overall company performance;

•	is the key metric used in our internal modeling and is consistent with the approach used by industry analysts;

•	provides us with an understanding of the impact of certain items in our consolidated financial statements, some of which are recurring and/or require cash payments;

•	provides us with information about our ability to incur and service our debt obligations and make capital expenditures; and

•	provides us with meaningful year-over-year comparisons of our consolidated financial results.

EBITDA is a non-GAAP measure that is defined as consolidated net income before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA modified to exclude discontinued operations, net gains/losses on sales of assets, net interest and other income, gains/losses on early extinguishment of debt and write-offs of deferred financing costs. The compensation committee may exercise its reasonable judgment to include or exclude unique items in the calculation of Adjusted EBITDA for the purpose of determining the amounts of incentive compensation payable under our executive compensation programs.

We believe that our focus on our core operating initiatives of physician recruitment, market service development and emergency room operations, together with our strategy of acquiring hospitals that present meaningful opportunities for Adjusted EBITDA growth, combine to drive Adjusted EBITDA and thereby increase stockholder value. Our success in completing acquisitions and our focus on our core operating initiatives have resulted in strong financial results in a challenging economic and regulatory environment. From 2009 to 2010, net revenue increased approximately 12.2%, including 4.1% of same hospital net revenue growth. Adjusted EBITDA grew from $678.4 million in 2009 to $734.9 million in 2010, representing a year-over-year increase of approximately 8.3%.

Our accomplishments that helped to drive our 2010 financial performance included:

Acquisition Activity: Our 2010 net revenue was favorably impacted by our acquisition activity in 2010 and late 2009 whereby our subsidiaries acquired hospitals that added approximately $650 million in annual net revenue and increased the total number of licensed beds in our facilities by more than 13%.

Physician Recruitment: During 2010, approximately 650 physicians were recruited or otherwise joined our medical staff.

Market Service Development: We saw improvement in our market share during 2010, particularly in surgeries, as we introduced new technologies and services such as MAKOplasty® and da Vinci robotic surgical systems to create surgical centers of excellence at certain of our hospitals.

Emergency Room Operations: During 2010, we introduced our signature ER Extra® program, which was designed to reduce patient wait times, enhance patient satisfaction and improve the quality and scope of patient assessments.

We believe that these accomplishments, as well as others, have driven our track record of sustained company performance, which has resulted in increases to our stock price. This is clearly demonstrated by our one-year (2010) increase in stock price of 31.2%, and a corresponding three-year (2008 to 2010) increase of 59.5%.

Based on our 2010 performance, the compensation committee took the following actions:

•

Base Salaries: There were no modifications to base salaries for our named executive officers during 2010, except for a 2.0% increase for Mr. Meek. Despite our strong financial performance, this decision was based on the compensation committee’s determination that salaries remained at appropriate levels, especially in light of the fact that salaries and wages throughout the company only increased modestly during 2010.

•

Contingent Compensation: Our Adjusted EBITDA for 2010 resulted in achievement of 101% of our 2010 profit plan. The 2010 profit plan was the baseline that we used for our 2010 annual contingent cash and long-term contingent cash and equity compensation plans. Based on our financial performance, our named executive officers earned 102% of their 2010 annual contingent cash awards and 100% of their long-term contingent cash and equity compensation awards.

Our executive compensation programs contain other key components and features that are designed to reinforce our pay-for-performance philosophy. For example:

•	None of our named executive officers is party to an employment agreement with us.

•

None of our named executive officers is party to a change in control or severance plan or agreement providing for supplemental compensation or benefits upon a termination of employment or a change in control of the company (other than the accelerated vesting and/or payment of existing awards).

•	We maintain robust stock ownership objectives for our named executive officers that we believe enhance the connection between our management and our stockholders.

•	We maintain policies that allow us to recoup both short-term and long-term incentive compensation paid to or earned by our named executive officers.

Fundamental Compensation Philosophy and Objectives

Our fundamental compensation philosophy is that there should be a substantial and meaningful connection between the compensation of our named executive officers and the quality of our earnings.

We believe that the quality of our earnings is directly impacted by the quality of our health care services, and that higher quality services result in increased admissions, as more patients choose us for health care services and more physicians choose to be affiliated with our hospitals. This, in turn, is expected to lead to improved financial performance. As such, the compensation committee believes that there is a strong correlation between our financial performance and the quality of the health care provided to our patients. For that reason, the compensation committee reviews our quality data, and designs our compensation policies, plans and programs to support our core operating initiatives, enhance the quality of the health care services delivered by our health care facilities and increase stockholder value by closely aligning the financial interests of our named executive officers with those of our stockholders.

The compensation committee believes that our ability to grow and be successful in the long-term is enhanced by a comprehensive compensation program that attracts, motivates and retains executives and rewards outstanding service, including awards that link compensation to performance. We seek to not only pay a competitive base salary to our executives, but also rely heavily on annual and long-term contingent compensation to attract and retain highly qualified executives and motivate them to perform to the best of their abilities on behalf of our company and stockholders. The compensation committee believes that our named executive officers should be rewarded for their individual contributions to our success through a combination of cash and equity-based incentive awards, with a particular emphasis on long-term equity-based awards. We also provide compensation to our named executive officers through health and welfare and retirement benefits, perquisites and other personal benefits.

Participants in the Compensation-Setting Process

The following table identifies the various individuals and groups who participated in the compensation-setting process for 2010, as well as their responsibilities in connection with such participation.

Participant	Responsibilities

Compensation Committee

•     Reviewed the performance of our chief executive officer and our other named executive officers

•     Conducted semi-annual meetings with our non-executive chairman and our chief executive officer to review the performance of our chief executive officer and provided a summary report to our board of directors

•     Set compensation levels and approved compensation payments to our chief executive officer

•     Reviewed and approved or revised our chief executive officer’s recommendations regarding the compensation levels of our other named executive officers

•     Made all decisions regarding cash and equity compensation for our independent directors

•     Hired or engaged compensation consultants and other advisors to help meet the committee’s objectives and fulfill its responsibilities

Compensation Consultant (Towers Watson)

•     Educated and informed committee members with regard to compensation matters

•     Provided research, access to compensation data, trends and analysis and advice regarding compensation program modifications and decisions

•     Advised the compensation committee with respect to various compensation alternatives

•     As the compensation committee’s independent compensation consultant, Towers Watson was retained directly by, and reports directly to, the committee

•     Other than research and advice on management and director compensation, neither Towers Watson, nor any of its affiliates, provides any additional services to us

Chief Executive Officer	• Made recommendations to the compensation committee regarding the performance and compensation levels of our other named executive officers

Non-Executive Chairman	• Regularly conferred with members of our compensation committee regarding the overall performance of our named executive officers

Use of Peer Group Compensation Data and Tally Sheets

Peer Group Compensation Data. When making compensation decisions, the compensation committee considers named executive officer compensation programs at a group of companies that own and operate hospitals and health care facilities or which we otherwise consider to be our peers. The compensation committee believes that a review of compensation at our peer group companies should be one point of reference for validating our compensation decisions; however, in any given year, actual individual compensation elements or total compensation for a named executive officer may be set above or below that of our peer group companies based on factors such as individual experience or tenure with our company, specialized skills, achievement of performance goals, retention, the compensation committee’s desire to achieve a specified mix of compensation and other market factors.

The composition of our peer group is periodically reviewed and updated by the compensation committee with assistance from Towers Watson and includes several companies against which the committee believes we compete for management talent. The core group of companies comprising our peer group is revised from time to time. Presently, our peer group consists of the companies listed below:

Beckman Coulter, Inc.	MedCath Corporation
Becton, Dickinson and Company	Omnicare, Inc.
Boston Scientific Corporation	Psychiatric Solutions, Inc.
Brookdale Senior Living Inc.	Quest Diagnostics Incorporated
Community Health Systems, Inc.	St. Jude Medical, Inc.
Covidien Ltd.	Sun Healthcare Group, Inc.
HealthSouth Corporation	Tenet Healthcare Corporation
Kindred Healthcare, Inc.	Universal Health Services, Inc.
Laboratory Corporation of America Holdings	Varian Medical Systems, Inc.
LifePoint Hospitals, Inc.

The compensation committee, working with its compensation consultant, endeavors to have the annual base salaries of our named executive officers set at, or near, what it believes to be the median base salaries earned by executive officers at peer group companies. Additionally, the compensation committee endeavors to have performance-based contingent compensation set at levels that it believes are competitive with similar contingent compensation that is earned, or may be earned, by executive officers at peer group companies.

From time to time, the compensation committee also considers adjustments to peer group compensation data to account for differences in revenue and market capitalization between our company and our peers. The compensation committee typically uses this information as part of its process to assess our competitive position among similar companies in the marketplace and to provide an informational perspective on our compensation practices, salary levels and target levels of contingent compensation.

Tally Sheets. When making compensation decisions, the compensation committee periodically analyzes tally sheets prepared for each named executive officer. Tally sheets present the dollar amount of each component of named executive officer compensation. The purpose of tally sheets is to bring together, in summary form, all of the elements of actual and potential future compensation for our named executive officers, so that the compensation committee may analyze both the individual elements of compensation (including the weighting of each element as compared to each other element) and the aggregate amount of actual and potential compensation. During 2010, the compensation committee used tally sheets and similar analytical tools to assist in its review of the compensation of our named executive officers. No compensation changes were made based on that review.

Use of Stock Ownership Objectives

On February 15, 2011, the compensation committee reaffirmed our stock ownership objectives for our named executive officers, which are listed below.

Chief executive officer	Common stock with an aggregate value equal to at least five times combined annual base salary and annual contingent cash compensation.

Other named executive officers	Common stock with an aggregate value equal to at least four times combined annual base salary and annual contingent cash compensation.

If circumstances warrant, the compensation committee has the discretion to modify the objectives for one or more of the named executive officers. In February 2011, the compensation committee determined that our named executive officers were in compliance with the stock ownership objectives, other than Mr. Meek, who recently became one of our named executive officers.

Recoupment Policy for Incentive Compensation

We maintain a recoupment policy covering all incentive compensation arrangements with our employees, including our named executive officers. Our corporate governance guidelines were amended on February 15, 2011 to clarify the application and scope of our recoupment policy. The recoupment policy provides that, in appropriate circumstances, the board of directors will require reimbursement of any annual or long-term incentive payment to an employee where: (1) the payment was based in whole or in part on achieving certain financial results that were subsequently the subject of a restatement of our consolidated financial statements; and (2) no payment or a lower payment would have been made to the employee based on the restated financial results. Since the adoption of our recoupment policy, all performance-based contingent compensation awarded to our named executive officers, including both annual and long-term contingent compensation, has been made subject to such policy. If necessary, our compensation committee expects to further amend the recoupment policy upon issuance of regulations implementing the incentive compensation recovery requirements under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, which is referred to in this proxy statement as the Dodd-Frank Act.

Discussion of Executive Compensation Programs

Consistent with our fundamental compensation philosophy and objectives, the 2010 total compensation package for our named executive officers consisted of the following primary components:

Compensation Element	Form of Compensation	Purpose	Performance Criteria

Base salary	Cash	Provide compensation that is not “at-risk” to compensate officers for their services during the year	None

Annual contingent compensation	Cash	Reward exemplary performance against our internal profit plan	Adjusted EBITDA

Long-term contingent compensation	Cash and equity	Retain our named executive officers and align their long-term interests with improving the quality of our earnings and increasing stockholder return	Adjusted EBITDA

Health and welfare plans	Eligibility to receive health and other welfare benefits paid for by the company, including a comprehensive health insurance plan that provides for no deductibles or co-payments	Provide a competitive employee benefits program	None

Retirement benefits	Eligibility to participate in our 401(k) plan (available to all employees) and a supplemental executive retirement plan	Provide an incentive for long-term retention of our named executive officers	None

Perquisites and other personal benefits	Auto allowance or a company-leased vehicle and an allowance for a club membership. Named executive officers are entitled to the use of our aircraft for personal reasons; provided, however, that such use must be approved by our chief executive officer or his designee in advance and the value of such personal usage is reported as taxable income to the named executive officer	Provide a competitive compensation package, increase travel and work efficiencies and allow for more productive use of our named executive officers’ time	None

In setting the mix between the different elements of executive compensation, the compensation committee generally focuses more heavily on contingent compensation, consisting of both cash and equity incentives, rather than targeting a specific allocation mix. Base salary and annual incentives are intended to reward short-term objectives, while long-term incentives, comprised of both time-based and performance-based components, are intended to reward long-term goal attainment and provide our executives with an incentive to remain our employees. Annual contingent cash compensation is based on one-year financial performance metrics, and such awards vest and are payable in full soon after compensation committee approval is obtained. Long-term incentives generally vest over a four-year period. Total contingent compensation levels and the mix of short-term and long-term incentives vary for each named executive officer based on each officer’s level of responsibility, including strategic and operational goals, anticipated performance requirements, contributions of each named executive officer, retention needs and peer group data.

Key Elements of Compensation

Base Salary

Base salaries are determined by analyzing the scope of each named executive officer’s responsibilities and taking into account market compensation information received by the compensation committee as part of the compensation setting process. The compensation committee endeavors to set base salaries at levels that it believes to be generally at, or near, the median compensation paid to highly qualified senior executives at other companies engaged in businesses similar to ours, as described under the heading entitled “Use of Peer Group Compensation Data and Tally Sheets.”

No modifications to base salaries occurred during 2010 for our named executive officers, except for a 2.0% increase for Mr. Meek that became effective March 16, 2010.

Performance-Based Contingent Compensation

The fundamental purpose of our contingent compensation programs is to set such performance-based compensation at levels designed to challenge our named executive officers to achieve company performance targets for the benefit of stockholders and to enhance our ability to retain such executives. The compensation committee awards contingent compensation to our named executive officers in the form of annual contingent cash compensation to reward short-term performance and long-term contingent cash and equity compensation designed to reward long-term commitment to our company. The compensation committee awards contingent compensation under our Amended and Restated 1996 Executive Incentive Compensation Plan, which is referred to in this proxy statement as the EICP. The EICP is a comprehensive executive compensation plan that provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and other stock-related awards, as well as other awards that may be settled in cash or other property. The compensation committee endeavors to have performance-based contingent compensation set at levels that are competitive with performance-based contingent compensation that is earned, or may be earned, by senior executives at other companies engaged in businesses comparable to ours, as described under the heading entitled “Use of Peer Group Compensation Data and Tally Sheets.”

Annual Contingent Cash Compensation. Annual contingent cash compensation for our named executive officers is intended to reward exemplary financial performance. Each of our named executive officers participates in the annual cash incentive compensation program. The amount that may be earned under the annual cash incentive compensation program is based on three components:

•	base salary;

•	the target cash award (expressed as a percent of base salary, which for 2010, ranged from 75% to 125%); and

•	percent achievement of a pre-established performance measure.

Annually, the board of directors approves what it believes to be a challenging internal profit plan. The compensation committee then approves an incentive plan based on that profit plan, providing for the payment of contingent cash compensation under the EICP for the upcoming year. After our year-end results are finalized, the compensation committee reviews our financial performance and approves the payment of cash awards based on achievement against the profit plan.

For 2010, profit plan achievement was measured based on Adjusted EBITDA. The compensation committee believes that the use of Adjusted EBITDA is consistent with our overall compensation philosophy that there should be a substantial and meaningful connection between the compensation of our named executive officers and the quality of our earnings. For purposes of both our annual contingent cash compensation and long-term contingent cash and equity compensation programs, the compensation committee established a 2010 Adjusted EBITDA target of $727.8 million, which we refer to in this proxy statement as our 2010 profit plan. At the time the 2010 profit plan was established, the compensation committee believed that it was challenging based on our historical Adjusted EBITDA performance, our projections for 2010 and the state of the economy.

The chart below reflects the relationship between our Adjusted EBITDA achievement and earned compensation under our 2010 annual contingent cash compensation program.

As illustrated by the above chart, the 2010 annual contingent cash compensation program provides that:

•	no amount is earned unless our 2010 Adjusted EBITDA achievement is at least 90% of our 2010 profit plan;

•	a threshold level of 50% of the target cash award is earned if our 2010 Adjusted EBITDA achievement is equal to 90% of our 2010 profit plan;

•	the earned amount for 2010 Adjusted EBITDA achievement between 90% and 120% of our 2010 profit plan is based on a sliding scale; and

•	the maximum earned amount is capped at 150% of the target cash award.

Effective February 15, 2011, it was determined that we achieved 2010 Adjusted EBITDA of $734.9 million, or approximately 101% of our 2010 profit plan, which resulted in an earned amount equal to 102% of the target cash award. The table below summarizes the amounts earned by our named executive officers under the 2010 annual contingent cash compensation program.

	Target Cash Award as a Percent of Base Pay	Target Cash Award	Actual Cash Award
Gary D. Newsome	125%	$1,125,000	$1,147,500
Kelly E. Curry	100	675,000	688,500
Robert E. Farnham	100	400,000	408,000
Timothy R. Parry	100	350,000	357,000
Joseph C. Meek	75	176,565	180,096

Long-Term Contingent Cash and Equity Compensation. Long-term incentives have typically been provided through contingent stock awards, performance-based contingent cash and stock awards and service-based contingent cash and stock awards under the EICP. The compensation committee has the authority to determine to whom such awards are granted, the number of shares or the amount of cash subject to each grant and the terms on which the grants are made, including vesting and performance criteria. By granting contingent stock awards and performance-based contingent stock awards, we provide our named executive officers with the opportunity to build a meaningful equity stake in our company. These equity awards allow our named executive officers to meet our required stock ownership objectives, assist us with the retention of our named executive officers and align the long-term interests of our named executive officers with increasing both the quality of our earnings and stockholder value.

When granting contingent stock awards and performance-based contingent cash and stock awards to our named executive officers, the compensation committee reviews and considers specific awards for each individual officer, taking into account such officer’s level of responsibility, including strategic and operational goals, anticipated performance requirements, contributions of each named executive officer, retention needs and peer group data.

On February 16, 2010, the compensation committee implemented the 2010 long-term contingent cash and equity compensation program, which pertains to our performance during 2010 and is referred to in this proxy statement as the 2010 Program. The 2010 Program was substantially the same as the 2009 long-term contingent cash and equity compensation program, except that, given the general stock market recovery, the number of shares awarded was based on the market price of our common stock on the date of grant ($7.35 on February 16, 2010) and Mr. Meek’s award was entirely contingent deferred stock rather than contingent cash.

At the time that the compensation committee established our 2009 long-term incentive compensation program, the equity and credit markets were distressed due to the global economic downturn. In response to that challenging environment, the compensation committee elected to reduce the number of shares awarded to our named executive officers under the 2009 long-term contingent equity compensation program. To accomplish this, the compensation committee calculated the number of shares awarded to each of our named executive officers by dividing the value of the grants by $4.00, which was more than the $1.76 market price of our common stock on the date of grant. Had the compensation committee not used the $4.00 per share stock price in 2009, there would have been no change in the value of the long-term contingent equity compensation awards granted to each of our named executive officers in 2009 and 2010, except for Mr. Meek, who did not receive a long-term contingent equity compensation award in 2009.

Consistent with the 2009 long-term incentive compensation program, the predetermined performance criterion for the 2010 Program was our Adjusted EBITDA. The compensation committee selected Adjusted EBITDA as a performance measure because it is a key indicator of our success, as described above under the subheading entitled “Executive Summary.” The table below summarizes the awards under the 2010 Program for our named executive officers.

	Target Award as a Percent of Base Pay	Service- Only Contingent Restricted Stock (1)	Performance- Based Contingent Restricted Stock (1)	Performance- Based Contingent Cash	Contingent Deferred Stock (1)
Gary D. Newsome	500%	$1,500,000	$1,500,000	$1,500,000	$-
Kelly E. Curry	250	562,500	562,500	562,500	-
Robert E. Farnham	175	233,333	233,333	233,333	-
Timothy R. Parry	125	145,833	145,833	145,833	-
Joseph C. Meek (2)	100	-	-	-	236,385

(1)	The compensation committee based the number of shares awarded under the 2010 Program on the market value of our common stock ($7.35) at the close of business on February 16, 2010, the date of grant.
(2)	Mr. Meek’s contingent deferred stock award is two-thirds service-only and one-third performance-based.

To satisfy the performance criterion under the 2010 Program, we needed to achieve at least 90% of the targeted Adjusted EBITDA (i.e., our 2010 profit plan) before any vesting of the performance-based awards could occur. The 2010 Program also provided for a “look-back” feature whereby a failure to vest in 2010 could be made up based on Adjusted EBITDA performance during 2011. The relationship between Adjusted EBITDA attainment and the percent of long-term contingent cash and equity awards that are eligible for vesting is set forth in the table below.

Percent of Targeted Adjusted EBITDA Achieved During Grant Year	Percent of Adjusted EBITDA- Based Performance Awards Eligible For Vesting

Less than 90.0%	0%
90.0% - 92.4%	50%
92.5% - 94.9%	60%
95.0% - 97.4%	75%
97.5% - 99.9%	90%
100.0% or Greater	100%

The performance-based cash and equity awards granted under the 2010 Program, as well as the service-only equity awards under such program, require continuous employment with us over a four-year period, which period commenced on March 1, 2010, with 25% of such awards vesting on each subsequent March 1.

Based on our achievement of approximately 101% of our 2010 profit plan, the compensation committee concluded on February 15, 2011 that our named executive officers had earned 100% of the performance-based awards under the 2010 Program, which correlates to the amounts set forth in the table below.

	Earned Long-Term Performance-Based Cash Compensation	Earned Long-Term Performance-Based Equity Awards
		(number of shares)
Gary D. Newsome	$1,500,000	204,082
Kelly E. Curry	562,500	76,531
Robert E. Farnham	233,333	31,746
Timothy R. Parry	145,833	19,842
Joseph C. Meek	-	10,720

Under the terms of the 2010 Program, awards do not fully vest until the continuous employment requirement has been met on each of March 1, 2011, 2012, 2013 and 2014. Because our named executive officers maintained continuous employment with us through March 1, 2011, 25% of their service-only and earned performance-based awards vested on such date, as set forth in the table below.

	Vested Long-Term Service-Only Equity Awards	Vested Long-Term Performance-Based Cash Compensation	Vested Long-Term Performance-Based Equity Awards
	(number of shares)		(number of shares)
Gary D. Newsome	51,020	$375,000	51,020
Kelly E. Curry	19,132	140,625	19,132
Robert E. Farnham	7,936	58,333	7,936
Timothy R. Parry	4,960	36,458	4,960
Joseph C. Meek	5,360	-	2,680

On February 15, 2011, the compensation committee applied the look-back feature of our 2008 long-term incentive compensation program and determined that we cumulatively achieved approximately 86% of our targeted 2008 Adjusted EBITDA; however, that level of achievement did not result in any incentive compensation being earned beyond that which had previously been earned. Based on the provisions of our 2008 long-term incentive compensation program, the compensation committee will again apply the look-back feature using our 2011 Adjusted EBITDA results. The aggregate unearned incentive compensation under the 2008 program for our named executive officers, other than Mr. Newsome who did not participate in that program, consists of cash awards of $249,479 and restricted stock awards of 47,340 shares.

Perquisites and Other Personal Benefits

We provide no tax gross-up payments or other compensation to our named executive officers to cover their personal federal or state income tax obligations, except in the case of relocation costs or upon a change of ownership under the Health Management Associates, Inc. Supplemental Executive Retirement Plan, which we refer to in this proxy statement as the Supplemental Plan. The Supplemental Plan, which became effective on May 1, 1990, is discussed under the heading entitled “Potential Payments Upon Termination or Change in Control.”

Retirement Benefits

The Supplemental Plan, which is a defined benefit plan that is not intended to be tax-qualified, was established to provide a retirement benefit to executive officers and others who provide a minimum number of years of service to us and, accordingly, it provides an incentive for long-term retention. Each of our named executive officers participate in the Supplemental Plan. We believe that the benefits provided by the Supplemental Plan for our named executive officers are relatively modest in relation to similar retirement benefits provided by comparable companies, both in terms of the benefits payable upon retirement and the number of persons who participate in the plan.

We also maintain the Health Management Associates, Inc. Retirement Savings Plan, which we refer to in this proxy statement as the Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified 401(k) plan that provides for both employer and employee contributions. Plan participants, including our named executive officers, can contribute a percent of their eligible compensation to the Retirement Savings Plan, subject to limits prescribed by the Internal Revenue Service.

Certain Tax and Accounting Implications

The Impact of Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for compensation in excess of $1.0 million for its chief executive officer and the three most highly compensated named executive officers as of the end of any fiscal year, excluding the chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met.

While the tax impact of any compensation arrangement is one factor that is considered by the compensation committee when evaluating and setting compensation, such tax impact is also evaluated by the compensation committee in light of our overall compensation philosophy and objectives. The EICP is structured so that annual and long-term incentive awards granted thereunder may qualify for the exemption from Section 162(m) for qualifying performance-based compensation. The compensation committee believes that circumstances exist where providing compensation that is not fully deductible for tax purposes may be more consistent with its compensation philosophy and objectives and may be in the best interests of our company and our stockholders. Accordingly, the compensation committee has granted, and may continue to grant, awards such as time-based restricted stock and enter into arrangements under which the related compensation is not fully deductible under Section 162(m) if and when the compensation committee determines such arrangements are in the best interests of our stockholders.

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of U.S. generally accepted accounting principles (“GAAP”), as discussed at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2010.

Compensation Committee Report1

The compensation committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Robert A. Knox, Chairman
Kent P. Dauten
William C. Steere, Jr.

Compensation Program Risk Assessment

As part of the board’s oversight of the material risks that face our company (as described under the heading entitled “The Board’s Role in Risk Oversight”), the compensation committee is charged with the management of compensation-related risks. These risks include those associated with balancing short-term and long-term awards, as well as risks related to attracting and retaining experienced and proven leadership talent. The compensation committee considers the evaluation of compensation-related risks to be inherent in its responsibilities and evaluates the risks that we could face as a company as part of its design, implementation and ongoing monitoring of our compensation programs.

[1]

The material in this report is not “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

When setting the performance goals for our named executive officers’ incentive compensation programs, the compensation committee meets with management to review current budgets and financial projections along with any current initiatives that could impact our anticipated results for the upcoming fiscal year. The compensation committee believes that the achievement of a financial target is the appropriate measure on which to base our incentive compensation programs for our named executive officers. When setting the performance goals for our employees other than our named executive officers, the compensation committee, or its designee, considers additional quality metrics and other goals that are more readily within an employee’s control.

With respect to our named executive officers, the compensation committee believes that the combination of a competitive base salary, annual contingent cash compensation tied to the achievement of challenging financial goals, and long-term contingent cash and equity compensation also tied to those goals, with four-year vesting periods, results in an appropriate mix of short-term and long-term awards that align compensation with the interests of our stockholders, while at the same time appropriately motivating our executives to successfully implement our business plans.

When evaluating compensation-related risks, the compensation committee also considers various risk mitigation features in our executive compensation programs, including maximum caps on our incentive compensation programs and our recoupment policy for incentive compensation. In addition, when calculating whether the financial target used for incentive compensation purposes has been met, the compensation committee has the discretion to include or exclude unique items. Moreover, our named executive officers are subject to robust stock ownership objectives. Our stock ownership objectives require our chief executive officer to hold shares of our common stock with an aggregate value equal to at least five times his combined annual base salary and annual contingent cash compensation. Our stock ownership objectives require each of our other named executive officers to hold shares of our common stock with an aggregate value equal to at least four times their combined annual base salary and annual contingent cash compensation. We believe that establishing stock ownership objectives that are determined based on multiples of base salary and annual contingent cash compensation has the effect of making those objectives more rigorous than those maintained by many of our peers, and helps to enhance the alignment between our named executive officers and our stockholders.

The compensation committee believes that any risks arising from our compensation policies and programs for our named executive officers and our other employees are not reasonably likely to have a material adverse effect on us. The compensation committee assesses the risks of our compensation policies and programs at least annually.

2010 Summary Compensation Table

The table below presents information regarding the compensation of our president and chief executive officer (our principal executive officer), our executive vice president and chief financial officer (our principal financial officer) and certain other highly compensated executive officers for services rendered to us in all capacities during each of the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (3)		Option Awards (3)	Non- Equity Incentive Plan Compen - sation (4)	Change in Pension Value and Nonqualified Deferred Compen - sation Earnings (5)	All Other Compen - sation (6)	Total

Gary D. Newsome President and Chief Executive Officer (principal executive officer)	2010	$900,000	$ -		$3,000,000		$-	$1,897,500	$421,345	$165,499	$6,384,344
	2009	900,000	1,000,000	(2)	1,320,000	(7)	-	375,000	544,475	166,589	4,306,064
	2008	265,962	500,000	(2)	635,000		795,600	-	-	43,101	2,239,663

Kelly E. Curry Executive Vice President and Chief Financial Officer (principal financial officer)	2010	675,000	-		1,125,000		-	1,075,219	164,846	39,897	3,079,962
	2009	675,000	-		495,000	(7)	-	1,004,906	218,029	56,910	2,449,845
	2008	675,000	-		1,243,125		-	431,719	-	91,020	2,440,864

Robert E. Farnham Senior Vice President - Finance	2010	400,000	-		466,666		-	568,417	76,232	30,041	1,541,356
	2009	400,000	-		205,334	(7)	-	539,249	175,877	30,392	1,350,852
	2008	400,000	-		586,666		-	249,583	-	29,896	1,266,145

Timothy R. Parry Senior Vice President, General Counsel and Corporate Secretary	2010	350,000	-		291,666		-	457,260	132,975	24,640	1,256,541
	2009	350,000	-		128,334	(7)	-	439,031	175,877	55,029	1,148,271
	2008	350,000	-		414,166		-	214,740	-	33,266	1,012,172

Joseph. C. Meek Vice President and Treasurer	2010 2009	235,419 231,750	- -		236,385 -		- -	248,580 252,805	108,371 142,391	28,880 20,823	857,635 647,769

(1)	The amounts presented include cash compensation earned and paid and cash compensation deferred at the election of the named executive officer under our 401(k) plan, the Health Management Associates, Inc. Retirement Savings Plan.

(2)	The 2009 amount is a guaranteed cash bonus earned by Mr. Newsome as a result of his continued employment with us as our president and chief executive officer through December 31, 2009. The 2008 amount is a sign-on bonus paid to Mr. Newsome upon his commencement of employment with us.

(3)	The amounts presented in this column represent the estimated grant date fair values of restricted stock, deferred stock and stock option awards determined in accordance with U.S. generally accepted accounting principles, or GAAP. Such amounts do not reflect the actual value that may be realized by the recipients. A discussion of the assumptions and methodologies used to estimate the grant date fair value of our stock-based awards is set forth at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual reports on Form 10-K for each of the years ended December 31, 2010, 2009 and 2008.

Restricted stock, deferred stock and stock option awards were made under the Health Management Associates, Inc. Amended and Restated 1996 Executive Incentive Compensation Plan, which is referred to in this proxy statement as the EICP. Information regarding awards of stock-based compensation granted to our named executive officers during 2010 is disclosed in the 2010 Grants of Plan-Based Awards table.

(4)

For a discussion of our 2010 annual and long-term contingent cash programs, refer to the descriptions under the subheadings “Annual Contingent Cash Compensation” and “Long-Term Contingent Cash and Equity Compensation,” respectively. In addition to the amounts earned under the 2010 annual contingent cash compensation program and the 2010 Program, the amounts in this column for the year ended December 31, 2010 also include awards that vested based on service under our 2009 and 2008 long-term contingent cash programs, which we refer to in this proxy statement as the 2009 Program and the 2008 Program, respectively.

(5)	The amounts presented in this column reflect the changes in actuarial present values of future benefits under the Supplemental Plan. For Mr. Newsome, the year ended December 31, 2008 was his initial participation in the Supplemental Plan and, accordingly, no amount was included in the above table. The 2008 reductions in the pension values for Mr. Curry, Mr. Farnham and Mr. Parry were $62,096, $50,091 and $50,091, respectively. Such reductions were attributable to an increase in our discount rate from 5.75% during 2007 to 6.50% during 2008. During 2010 and 2009, the discount rates were reduced to 5.02% and 5.62%, respectively, which effectively increased the present value of the future benefits for each named executive officer. See the heading entitled “Pension Benefits at December 31, 2010” for more information regarding the Supplemental Plan and certain key actuarial assumptions.

(6)	The amounts presented in this column reflect payments by us to or on behalf of each named executive officer as an automobile allowance (or a leased vehicle on behalf of the named executive officer), the amount attributable to each named executive officer’s personal use of our aircraft, health and life insurance payments on behalf of each named executive officer and his beneficiaries, company 401(k) matching contributions (prior to 2009 and after October 1, 2010), club membership allowances and personal tax services paid by us. The personal use of our aircraft included in the table below is based on the aggregate incremental per mile cost to us, determined using the flight mileage flown from origination to destination. The types and costs of the perquisites and other personal benefits provided to our named executive officers during the year ended December 31, 2010 are summarized in the table below.

	Gary D. Newsome	Kelly E. Curry	Robert E. Farnham	Timothy R. Parry	Joseph C. Meek

Automobile	$18,456	$12,000	$12,000	$9,297	$11,732

Personal Use of Aircraft	122,238	10,878	-	-	-

Health Insurance	19,183	6,658	8,889	7,144	11,526

Life Insurance	2,622	4,902	4,902	4,902	2,622

401(k) Matching Contributions	-	219	250	297	-

Club Membership Allowances	3,000	3,000	3,000	3,000	3,000

Tax Services	-	2,240	1,000	-	-

(7)	As discussed in the CD&A under the subheading “Long-Term Contingent Cash and Equity Compensation,” the amount of compensation awarded under the 2009 Program was reduced by the compensation committee. During 2009, the number of shares awarded was determined using an assumed stock price of $4.00 per share (compared to the then current market price of $1.76), which resulted in less compensation being awarded under the 2009 Program. If the $1.76 market price had been used to determine the number of shares, then the grant date fair value of such awards to our named executive officers would have been equivalent to the value of the awards under the 2010 Program, except for Mr. Meek, who did not receive a long-term contingent equity compensation award under the 2009 Program.

2010 Grants of Plan-Based Awards

The table below presents information regarding grants of annual and long-term contingent cash awards, restricted stock awards and deferred stock awards to our named executive officers during the year ended December 31, 2010. There can be no assurances that the grant date fair values of the awards described below will ever be realized by the named executive officers.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date Fair Value of Stock and Option
			Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units	Awards ($) (2)
Gary D. Newsome	Annual Contingent Cash	2/16/10	$562,500	$1,125,000	$1,687,500
	Long-Term Contingent Cash	2/16/10	750,000	1,500,000	1,500,000
	Restricted Stock – Service-Only	2/16/10							204,081	$1,500,000
	Restricted Stock – Performance	2/16/10				102,041	204,082	204,082		1,500,000

Kelly E. Curry	Annual Contingent Cash	2/16/10	337,500	675,000	1,012,500
	Long-Term Contingent Cash	2/16/10	281,250	562,500	562,500
	Restricted Stock – Service-Only	2/16/10							76,530	562,500
	Restricted Stock – Performance	2/16/10				38,266	76,531	76,531		562,500

Robert E. Farnham	Annual Contingent Cash	2/16/10	200,000	400,000	600,000
	Long-Term Contingent Cash	2/16/10	116,667	233,333	233,333
	Restricted Stock – Service-Only	2/16/10							31,746	233,333
	Restricted Stock – Performance	2/16/10				15,873	31,746	31,746		233,333

Timothy R. Parry	Annual Contingent Cash	2/16/10	175,000	350,000	525,000
	Long-Term Contingent Cash	2/16/10	72,917	145,833	145,833
	Restricted Stock – Service-Only	2/16/10							19,841	145,833
	Restricted Stock – Performance	2/16/10				9,921	19,842	19,842		145,833

Joseph C. Meek	Annual Contingent Cash	2/16/10	88,645	177,289	265,934
	Restricted Stock – Service-Only	2/16/10							21,441	157,591
	Deferred Stock-Performance	2/16/10				5,360	10,720	10,720		78,792

(1)	The amounts shown in this column reflect the contingent cash compensation amounts that would have been earned during 2010 had the company achieved 100% of its profit plan. The actual annual contingent cash compensation earned was higher because the company achieved approximately 101% of its 2010 profit plan. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table. The amounts of long-term contingent cash compensation paid subsequent to December 31, 2010 under the 2009 Program and the 2008 Program are also included in the “Non-Equity Incentive Plan Compensation” column of the 2010 Summary Compensation Table for the year ended December 31, 2010. For more information regarding annual contingent cash compensation and long-term contingent cash compensation under the EICP, see the subheading entitled “Performance-Based Contingent Compensation.”

(2)	The dollar values of the restricted stock awards disclosed in this column represent the estimated grant date fair values of such awards determined in accordance with GAAP. A discussion of the assumptions and methodologies used to estimate the grant date fair values of our stock-based awards is set forth at Note 8 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2010.

Non-Contingent Compensation as a Percent of Total Compensation

The table below presents annual base salaries and non-contingent cash bonuses paid to each of our named executive officers as a percent of each executive’s total compensation during the years ended December 31, 2010 and 2009.

	2010	2009

Gary D. Newsome	14.1%	44.1%
Kelly E. Curry	21.9	27.6
Robert E. Farnham	26.0	29.6
Timothy R. Parry	27.9	30.5
Joseph C. Meek	27.4	35.8

Other Material Information

The information in the 2010 Summary Compensation Table and the 2010 Grants of Plan-Based Awards Table include the grant date fair values of our long-term contingent equity compensation programs. As discussed in the CD&A, the value awarded under the 2009 Program was reduced by the compensation committee in response to the distressed equity and credit markets in 2009. The compensation committee took this approach to develop appropriate incentives for our management team while at the same time mitigating the dilutive effects to our stockholders. If not for this decision to reduce the value awarded under the 2009 Program, at a time when our stock price was depressed due to broader market conditions, the grant date fair value of the 2009 and 2010 long-term contingent equity compensation awards would have been equal, except for Mr. Meek, who did not receive a long-term contingent equity compensation award under the 2009 Program.

The material terms of our named executive officers’ annual compensation, including annual base salary, annual contingent cash compensation, long-term cash compensation, long-term equity compensation, perquisites and other personal benefits and retirement benefits are described in more fully in the CD&A. We encourage you to read the above tables and the related footnotes in conjunction with such information.

We do not maintain employment agreements with any of our named executive officers. As discussed in greater detail in the CD&A, annual contingent cash compensation awards were granted under the EICP, with the earned amount determined based on the achievement of an annual financial target. Annual contingent cash compensation awards are fully vested when earned.

Outstanding Equity Awards at December 31, 2010

The table below presents information regarding the number of unexercised stock options, the number of shares and value of unvested deferred stock awards and the number and value of unvested restricted stock awards at December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Gary D. Newsome	250,000	250,000 (1)	$4.75	9/12/2018
					562,500 (6)	$5,366,250
					204,081 (8)	1,946,933
							204,082 (9)	$1,946,942

Kelly E. Curry					40,000 (4) 20,870 (3) 53,368 (5) 210,938 (6) 40,026 (5)	$381,600 199,100 509,131 2,012,349 381,848	26,684 (7)	$254,565
					76,530 (8)	730,096
							76,531 (9)	730,106
Robert E. Farnham	201,317 60,395 60,395 100,659	- - - -	$8.25 9.91 9.22 11.31	5/15/2011 5/21/2012 5/20/2013 5/18/2014
					20,039 (2) 21,201 (3) 22,138 (5) 87,501 (6) 16,603 (5)	$191,172 202,258 211,197 834,760 158,393	11,070 (7)	$105,608
					31,746 (8)	302,857
							31,746 (9)	302,857
Timothy R. Parry	86,063 60,395 60,395 80,527	- - - -	$8.25 9.91 9.22 11.31	5/15/2011 5/21/2012 5/20/2013 5/18/2014
					18,825 (2) 21,643 (3) 13,836 (5) 54,689 (6) 10,378 (5)	$179,591 206,474 131,995 521,733 99,006	6,918 (7)	$65,998
					19,841 (8)	189,283
							19,842 (9)	189,293
Joseph C. Meek					2,391 (3) 5,338 (5) 4,003 (5)	$22,810 50,925 38,189	2,668 (7)	$25,453
					21,441 (8)	204,547
							10,720 (9)	102,269

(1)	Assuming continuous service as an employee with us, this stock option vests in equal installments on each of September 13, 2011 and 2012.

(2)	This contingent deferred stock award vested on February 20, 2011.

(3)	Assuming continuous service as an employee with us, this contingent deferred stock award will vest on February 19, 2012.

(4)	Assuming continuous service as an employee with us, this contingent deferred stock award will vest in equal installments on each of July 1, 2011 and 2012.

(5)	One-half of this contingent restricted stock award vested on January 1, 2011. Assuming continuous service as an employee with us, the remainder of this restricted stock award will vest on January 1, 2012.

(6)	One-third of this contingent restricted stock award vested on March 1, 2011. Assuming continuous service as an employee with us, the remainder of this restricted stock award will vest in equal installments on each of March 1, 2012 and 2013.

(7)	This contingent restricted stock award under the 2008 Program remains subject to the satisfaction of a performance condition (achievement of an Adjusted EBITDA target), as well as a four-year service requirement that commenced on January 1, 2008. This unearned contingent restricted stock award will be evaluated using a look-back feature under the 2008 Program and the Adjusted EBITDA results for the year ending December 31, 2011.

(8)	One-fourth of this contingent restricted stock and/or deferred stock award vested on March 1, 2011. Assuming continuous service as an employee with us, the remainder of this stock award will vest in equal installments on each of March 1, 2012, 2013 and 2014.

(9)	This contingent restricted stock and/or deferred stock award (in the case of Mr. Meek) under the 2010 Program is subject to a performance condition (achievement of an Adjusted EBITDA target), as well as a four-year service requirement. On February 15, 2011, the compensation committee concluded that our named executive officers had earned 100% of this performance-based contingent equity award. Accordingly, all such shares disclosed in the above table have been earned by our named executive officers. One-fourth of this contingent stock award vested on March 1, 2011 and, assuming continuous service as an employee with us, the remaining stock award will vest in equal installments on each of March 1, 2012, 2013 and 2014.

Option Exercises and Stock Vested in 2010

The table below presents information regarding the number and value of stock awards vested and stock options exercised during 2010 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (1) (3)	Value Realized on Vesting (4)

Gary D. Newsome	-	$ -	187,500	$1,413,750

Kelly E. Curry	-	-	150,351	1,120,171

Robert E. Farnham	30,198	104,319	54,071	401,857

Timothy R. Parry	86,063	74,221	33,794	251,157

Joseph C. Meek	-	-	6,003	43,855

(1)	We do not impose equity holding periods on shares acquired through the exercise of stock options or contingent restricted stock following the lapse of the restrictions on such shares.

(2)	The value realized on exercise of stock options is determined by subtracting the exercise price of the stock option from the selling price of the related common stock and multiplying the resulting amount by the applicable number of shares underlying the stock options.

(3)	Amounts in this column exclude performance-based equity awards that vested in January 2011 and March 2011. Those vested shares were as follows: Mr. Newsome – 144,770, Mr. Curry – 74,301, Mr. Farnham – 30,820, Mr. Parry – 19,264 and Mr. Meek – 4,681. Amounts in this column also exclude service-only equity awards that vested during January 2011, February 2011 and March 2011. Those vested shares were as follows: Mr. Newsome – 144,770, Mr. Curry – 80,972, Mr. Farnham – 53,627, Mr. Parry – 39,818 and Mr. Meek – 8,029.

(4)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares that vested on such date.

Pension Benefits at December 31, 2010

The table below presents information as of December 31, 2010 regarding retirement benefits and payments made to each of our named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Gary D. Newsome	Supplemental Plan	2	$ 3,171,024	$ -

Kelly E. Curry	Supplemental Plan	16	1,388,474	-

Robert E. Farnham	Supplemental Plan	25	1,063,292	-

Timothy R. Parry	Supplemental Plan	15	1,120,035	-

Joseph C. Meek	Supplemental Plan	3	878,754	-

The Supplemental Plan is a deferred compensation plan for key executives and is not intended to be tax-qualified. The Supplemental Plan was established to provide a retirement benefit to key executives who provide a minimum number of years of service to our company. Historically, the retirement benefit each participant is eligible to receive under the Supplemental Plan is determined by the compensation committee in consultation with the board and is based on the responsibilities of the participant. The level of benefits payable under the Supplemental Plan may be changed periodically by the compensation committee to reflect a change in an executive’s title, responsibilities and accomplishments. The annual payment to each of our named executive officers, upon each named executive officer reaching age 62 and assuming he qualifies for payments under the Supplemental Plan at such time, is estimated to be as follows: Mr. Newsome - $400,000; Mr. Curry - $150,000; Mr. Farnham - $121,000; Mr. Parry - $121,000; and Mr. Meek - $100,000. Furthermore, Mr. Newsome is entitled to a reduced annual payment of $250,000 if he retires between age 55 and 62.

Under the Supplemental Plan, except as set forth below, a participant qualifies for benefits upon the later of (1) the date the participant reaches age 62; or (2) five years after commencing participation in the plan. Additionally, a participant must not compete with us while receiving benefits under the Supplemental Plan. Assuming he satisfies the other Supplemental Plan requirements, Mr. Newsome can avail himself of a reduced early retirement benefit if he retires between age 55 and 62 as described above. The retirement benefit that each of the above participants receives will be paid monthly for the longer of ten years or the participant’s life. In the event that a participant dies after qualifying for retirement benefits under the Supplemental Plan but before the end of the ten-year period, the remaining benefits payable will be paid to the participant’s designated beneficiary or legal representative. With respect to participants who have met the above qualifications, a “rabbi trust” can also be established to hold our contributions.

Generally, no benefit is paid under the Supplemental Plan if employment is terminated before a participant reaches age 62 (or age 55 in the case of Mr. Newsome), regardless of the reason. However, benefits are payable following a change of ownership of the company as described below under “Potential Payments Upon Termination or Change in Control.”

No retirement benefit payments will be made to a named executive officer or his beneficiary under the Supplemental Plan if the named executive officer engages in “competitive activities” without the prior written consent of our board of directors. Competitive activities under the Supplemental Plan include (1) directly or indirectly engaging in a business similar to the business of the company and/or (2) owning, managing, operating, controlling, being employed by or having a financial interest in, or being connected in any manner with, the ownership, management, operation or conduct of any such similar business. Mere ownership (directly, indirectly or beneficially) of the stock of a publicly traded corporation representing less than five percent of such corporation’s outstanding stock is not considered a competitive activity under the Supplemental Plan.

We used actuarially-based techniques and methodologies to develop a model designed to estimate the present values of the accumulated benefits presented in the above table. The model we developed used discount rates of 5.02% and 5.62% at December 31, 2010 and 2009, respectively, and the Male RP 2000 Mortality Table (combined healthy rates) projected to 2010 at December 31, 2010 and the RP 2000 Employee No Collar Male Mortality Table projected to 2005 at December 31, 2009.

Potential Payments Upon Termination or Change in Control

General. We do not maintain employment agreements with any of our named executive officers and do not have a formal severance policy that provides for payments or benefits to a named executive officer in the event of a termination of employment, other than with respect to a change of ownership, as described below. Our compensation committee has the discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive officer in the event of a termination of employment.

The plans discussed below provide for payments to each of our named executive officers in the event of a change of ownership or a change in control of the company. In addition, the awards to our named executive officers under our long-term contingent cash and equity compensation programs provide for accelerated vesting and/or payment in the event of death or disability. No amounts would be payable to our named executive officers in the event of a voluntary termination of employment or any involuntary termination of employment other than due to death, disability or retirement. As of December 31, 2010, none of our named executive officers would have been retirement eligible under the terms of our compensation arrangements.

Supplemental Plan. Our named executive officers are eligible to receive payments under the Supplemental Plan, if certain criteria are met upon eligible retirement, as described under the subheading entitled “Pension Benefits at December 31, 2010,” or following a change in ownership of the company.

A change of ownership of the company is generally defined under the Supplemental Plan as (1) the acquisition, whether directly, indirectly, beneficially or of record, by any person or entity (including any group of associated persons acting in concert), of our common stock that results, after such acquisition, in such person or entity owning 25% or more of our common stock, or (2) a change in the ownership of more than 33% of the fair market value of our assets, excluding the value of any liabilities underlying such assets. A change in ownership is generally not deemed to occur if such acquisition is by us or any employee benefit plan of ours within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

Upon a change of ownership, a “rabbi trust” must be established for each participant who has not yet reached his or her normal retirement date (the later of attaining age 62 or the fifth anniversary of the date upon which the participant commenced participation in the Supplemental Plan). Such rabbi trust is required to be funded with the actuarial equivalent of a participant’s retirement benefit under the Supplemental Plan, which benefit is required to be paid to the participant from the trust in a lump sum as soon as practicable after the termination of the participant’s employment for any reason. If a change of ownership occurs after a participant has reached his or her normal retirement date, the actuarial equivalent of the remaining benefits must be paid directly to the participant in a lump sum. Additional rules apply if the change of ownership constitutes a “change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of the Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended. Any benefits payable to a “Specified Employee” will be paid after a six-month holding period.

In the event of a change in ownership, we must also compensate each participant in the Supplemental Plan, on an after-tax basis, for: (1) Medicare and FICA taxes; (2) the increase in the effective rate of federal and state income taxes resulting from such lump sum payment; and (3) any excise taxes resulting from the lump sum actuarial payment, such amounts being referred to below as the “tax gross up.” For participants in the Supplemental Plan who have reached their normal retirement date, we are required to make such tax gross up payments directly to the participant. For participants who have not yet reached their normal retirement date, we are required to make an additional deposit to the rabbi trust described above in an amount equal to the tax gross up, based on the tax rates in effect for the participant on the date of such deposit. At the time a participant in the Supplemental Plan receives a distribution from the rabbi trust, if the amount held in the trust for such participant is insufficient to make the actual tax payments designed to be covered by the tax gross up deposit, we are required to make a payment for the difference. Similarly, any funds held in the rabbi trust in excess of the amounts necessary to make the required tax gross up payments to a participant will be returned to us.

EICP. If a change of control occurs, awards made under the EICP will be impacted as follows:

•

All stock options that were not previously vested shall become fully vested as of the time of the change of control and shall remain exercisable for the balance of their stated terms without regard to any termination of employment.

•

Stock option holders shall be entitled to elect, during the 60-day period immediately following a change of control, in lieu of acquiring the shares of stock underlying such options, to receive in cash the excess of the change in control price (such price being the higher of (1) the amount of cash and fair market value of property that is the highest price per share paid in any transaction triggering the change of control, or (2) the highest fair market value (i.e., closing price per share on the company’s principal stock exchange or market) at any time during the 60-day period preceding and following the change of control) over the exercise price of the option, multiplied by the number of shares of common stock subject to the option.

•

All restrictions, deferral of settlement and forfeiture conditions applicable to any restricted stock awards, deferred stock units and contingent stock awards shall lapse and such awards shall be deemed fully vested as of the time of the change of control.

•

All performance goals and conditions will be deemed to be met if and to the extent provided by the compensation committee in the award agreement relating to such award. Awards made under our long-term incentive compensation programs will be deemed to be met at the 100% level.

A change of control is deemed to occur under the EICP upon:

•	The acquisition by any person or entity of beneficial ownership of 25% or more of our outstanding common stock;

•

The consummation of a reorganization, merger, consolidation, complete liquidation or dissolution of the company or sale of all or substantially all of the company’s assets, other than a transaction with a person who is a recipient of an award under the plan or an entity controlled by such person; or

•

In general, a change in the composition of our board of directors such that the individuals who made up the board of directors prior to the change of control transaction cease for any reason to be a majority of the board of directors.

A change of control will not be deemed to occur under the EICP upon (1) consummation of a transaction with any entity that immediately prior to the transaction was a subsidiary of ours or an employee benefit plan of ours, if immediately following the transaction the surviving entity is controlled by such employee benefit plan and/or the persons who controlled the company immediately prior to such transaction, as the case may be, and (2) consummation of any transaction pursuant to which more than 50% of our shares of common stock remain owned by substantially the same persons and in substantially the same proportions as existed prior to the transaction.

We believe that accelerating the vesting of outstanding equity awards in the event of a change in control is common both in our industry and in similarly situated companies outside our industry. We believe that accelerating the vesting of outstanding equity awards in the event of a change in control aligns the interests of our named executive officers with the interests of our stockholders by motivating each named executive officer to work toward the completion of a transaction and incentivizing them to remain with us prior to the occurrence of such an event. Additionally, an acquiring company may not desire to, or be able to, replace such outstanding awards with comparable awards, and we do not believe that our named executive officers should lose the benefit of their outstanding awards in such a situation.

The table below outlines the potential payments and benefits payable to each named executive officer in the event of a change of ownership under the Supplemental Plan, a change of control under the EICP and death or disability, in each case as if such events had occurred on December 31, 2010. Unless otherwise specified, all potential payments in the table below are assumed to have been made by the company in a lump-sum. For purposes of the table below, a change of ownership and a change of control are collectively referred to as a “change of control.”

	EICP				Supplemental Plan
Named Executive Officer	Contingent Stock (1)	Restricted Stock (1)	Stock Options (2)	Contingent Cash (3)	Actuarial Retirement Benefits (4)	Excise Tax and Tax Gross Up Payments (5)	Total

Gary D. Newsome Change of Control Death or Disability (6)
	$-	$ 9,260,125	$ 1,312,500	$ 2,625,000	$ 4,586,782	$ 1,765,484	$19,549,891
	-	8,286,656	1,312,500	2,250,000	-	-	11,849,156

Kelly E. Curry Change of Control Death or Disability (6)
	580,700	4,618,095	-	1,335,937	1,892,972	689,092	9,116,796
	580,700	3,107,500	-	843,750	-	-	4,531,950

Robert E. Farnham Change of Control Death or Disability (6)
	393,430	1,915,672	-	554,166	1,478,518	463,717	4,805,503
	393,430	1,289,045	-	350,000	-	-	2,032,475

Timothy R. Parry Change of Control Death or Disability (6)
	386,065	1,197,308	-	346,353	1,526,997	34,841	3,491,564
	386,065	805,665	-	218,750	-	-	1,410,480

Joseph C. Meek Change of Control Death or Disability (6)
	329,626	114,567	-	208,969	1,221,915	464,486	2,339,563
	252,922	-	-	173,813	-	-	426,735

(1)	The amounts attributable to the vesting of stock awards in the event of a change of control have been calculated by multiplying the closing price of our common stock on December 31, 2010, which was $9.54, by the number of unvested shares subject to the award. In the event of a change of control, restricted stock dividends and interest that are held in escrow would automatically vest and become payable to our named executive officers; however, there were no such amounts at December 31, 2010.

(2)	The amounts payable in the event of a change of control have been calculated by subtracting the exercise price of all unvested in-the-money stock options from the closing price of our common stock on February 28, 2011 ($10.00), that being the highest price in the 60-day period before and after December 31, 2010, and multiplying the resulting amount by the number of shares underlying such stock options.

(3)	Contingent cash compensation under our long-term incentive compensation programs is fully vested upon the occurrence of a change of control. Disclosed in this column is the dollar amount of unvested contingent cash compensation as of December 31, 2010 that would vest upon the occurrence of a change of control.

(4)	The actuarial retirement benefit was calculated using a 2.97% discount rate, which represented the annual interest rate on ten-year U.S. Treasury securities on December 1, 2010, as required by the Supplemental Plan upon a change of ownership. The other actuarial assumptions used to derive the pension benefits described under the heading entitled “Pension Benefits at December 31, 2010” remained the same.

(5)	For purposes of the schedule, we assumed that each of our named executive officers is already in the highest federal income tax bracket (i.e., 35%) and has paid the maximum annual FICA tax required for the year ended December 31, 2010. We further assumed that no state income taxes would result from the change in control payments attributable to the Supplemental Plan, primarily because state income taxes are generally not assessed on individuals domiciled in Florida. Additionally, we determined that Mr. Parry would not require an excise tax gross up at December 31, 2010.

(6)	In the event of death or disability, the amounts payable and the vesting of stock awards will be governed by the underlying compensation programs or individual award agreements, which generally provide for accelerated vesting or continued vesting over a 36-month period following the occurrence of either event. Moreover, no retirement benefits are provided under the Supplemental Plan in the event of death or disability prior to attaining normal or early retirement age.

DIRECTOR COMPENSATION

Attracting and retaining highly qualified directors is fundamental to our company’s success. The compensation paid to our independent directors for service on the board of directors and board committees is determined by the compensation committee. Generally, the compensation committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our board of directors. Our director compensation program consists of both cash and equity components. We also reimburse our directors for reasonable expenses incurred in connection with their attendance at board and committee meetings and educational seminars.

Only our independent directors receive the compensation described below under “Cash Compensation” and “Stock Compensation.” Mr. Newsome, our president and chief executive officer, is not considered to be independent under applicable New York Stock Exchange and Securities and Exchange Commission rules.

Mr. Schoen, our non-executive chairman of the board, is presently receiving $1.0 million per year under the Supplemental Plan, which he is entitled to receive during his lifetime due to his prior service as our chief executive officer. Mr. Schoen’s benefit under the Supplemental Plan is not related to or otherwise increased or enhanced based on his service as a member of our board of directors or as our non-executive chairman of the board. In the event Mr. Schoen’s spouse survives him, the Supplemental Plan provides that she will continue to receive the same annual retirement payment for her life, but in no event for more than ten years after his death. For more information regarding the Supplemental Plan, see the heading entitled “Pension Benefits at December 31, 2010.”

Cash Compensation

Each of our independent directors was paid a quarterly cash retainer of $13,750 during 2010 for his or her service as a director. The chairman of each of our audit committee, compensation committee, and corporate governance and nominating committee received an additional $5,000 per annum.

During 2010, each independent director also received $5,000 for each board meeting attended and each committee member received the following fees: $3,000 for each audit committee meeting attended; $1,500 for each corporate governance and nominating committee meeting attended; and $1,500 for each compensation committee meeting attended.

During December 2010, the compensation committee adjusted the cash compensation of our independent directors. For service rendered in 2011, the quarterly cash retainer payable to our independent directors has been increased from $13,750 to $15,000. Additionally, the attendance fee for members of the corporate governance and nominating committee and compensation committee has been increased from $1,500 to $2,000 per committee meeting. Mr. Knox, who has served as our lead director without additional compensation for more than seven years, will receive the independent director fees as described above, as well as $25,000 of supplemental compensation for his lead director service in 2011.

Mr. Schoen’s duties and responsibilities include, among other things, scheduling meetings of the board of directors, preparing agendas and reviewing our business plans, budgets, business strategies, financial statements and other financial information. Mr. Schoen also periodically reviews our commercial and investment banking relationships and any contemplated capital markets transactions. On December 1, 2009, after review of comparable peer data and recommendations included in a report issued by Towers Watson, the compensation committee determined that in 2010 Mr. Schoen should receive the independent director fees as described above, as well as an additional $145,000 to compensate him for his duties as our non-executive chairman of the board.

During December 2010, the compensation committee undertook a review of Mr. Schoen’s duties and responsibilities as our non-executive chairman of the board. As part of this review, the compensation committee reviewed peer group compensation data and analyses provided by Towers Watson, its independent compensation consultant. Based on its review of this information and its analysis of Mr. Schoen’s duties and responsibilities as our non-executive chairman of the board, the compensation committee determined that in 2011 Mr. Schoen should receive the independent director fees as described above, as well as $200,000 for his service as our non-executive chairman.

There were no other changes to our director fees for 2011.

Stock Compensation

On January 1, 2010, each of our independent directors received a restricted stock award of 20,000 shares under our 2006 Outside Director Restricted Stock Award Plan, referred to in this proxy statement as the Outside Director Plan. These shares of restricted stock and any escrowed dividends and interest thereon vest in equal installments over four years (assuming continuous service on the board of directors).

In the event of the death of a director prior to the complete vesting of a restricted stock award under the Outside Director Plan, the unvested portion of such award vests in accordance with its terms, only with respect to that portion of the award that would otherwise vest at the conclusion of the grant year in which the director dies. In the event a director is no longer a “non-employee director,” as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934, as amended, only the unvested portion of the award that would otherwise vest at the conclusion of the grant year in which he or she ceases to be a non-employee director will vest. All other portions of the award, as of the date of the director’s death or the date upon which he or she is no longer a non-employee director, will be forfeited.

Prior to the vesting of any shares of restricted stock awards under the Outside Director Plan, a director will have all of the other rights of a stockholder with respect to such shares, including the right to receive dividends and the right to vote such shares at any stockholders’ meeting. Any dividends paid by us with respect to the restricted stock awards are held by us in a special segregated interest-bearing escrow account. If shares of restricted stock are forfeited by a director, such dividends and related interest will be forfeited as well and will be transferred to our general operating account. If the applicable service conditions are met, such dividends and related interest will be paid to the director.

On January 1, 2011, each of our independent directors received an award of 15,000 shares of deferred stock. These deferred stock awards were granted under the EICP rather than the Outside Director Plan because of the limited number of shares that remained in the Outside Director Plan after the January 1, 2010 independent director restricted stock awards.

Deferred stock awarded to directors under the EICP vests on a pro rata basis over a four-year period, assuming continuous service on the board of directors during such period. Directors are entitled to dividend equivalents on this deferred stock, which are subject to the same vesting conditions and are payable in cash, without interest, at the same time that the deferred stock vests. If a director dies or becomes disabled prior to the complete vesting of a deferred stock award under the EICP, the unvested portion of the stock award will immediately vest. If a director voluntarily resigns from the board of directors on or after his or her 65th birthday, the unvested portion of the stock award will continue to vest over the remainder of the four-year service period.

If our board of directors so determines, in its discretion, we may make a cash payment to a plan participant in connection with: (1) the grant of restricted stock and/or deferred stock; (2) the vesting or lapsing of restrictions applicable to restricted stock and/or deferred stock; or (3) the payment by a plan participant of any taxes related thereto. No such payments were made by us during 2010.

Stock Ownership Objectives

On May 23, 2006, our corporate governance and nominating committee established stock ownership objectives for our independent directors as listed below.

Ownership Objective	Common stock or equivalents with an aggregate value equal to at least five times the annual cash retainer payable to such independent director.

Target Dates	Within a five-year period of joining the board of directors, and by May 23, 2011 for those independent directors who served on the board on May 23, 2006.

The corporate governance and nominating committee monitors the progress made by our independent directors in achieving their stock ownership objectives. During February 2011, the corporate governance and nominating committee reviewed director compliance with the above stock ownership objectives and determined that all of our directors were compliant.

2010 Director Summary Compensation Table

The table below presents information regarding the compensation of our directors during the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (3) (4) (5)	All Other Compensation	Total

Kent P. Dauten	$ 136,500	$ 145,400	$-	$ 281,900

Donald E. Kiernan	129,000	145,400	-	274,400

Robert A. Knox	103,500	145,400	-	248,900

William E. Mayberry, M.D.	118,000	145,400	-	263,400

Gary D. Newsome (1)	-	-	-	-

Vicki A. O’Meara	91,000	145,400	-	236,400

William J. Schoen (2)	230,000	145,400	108,300 (2)	483,700

William C. Steere, Jr.	92,500	145,400	-	237,900

Randolph W. Westerfield, Ph.D.	118,000	145,400	-	263,400

(1)	Mr. Newsome is not an independent director under applicable New York Stock Exchange and Securities and Exchange Commission rules and, therefore, he did not receive the compensation described under the heading “Director Compensation Programs.” All compensation paid to Mr. Newsome is presented in the 2010 Summary Compensation Table.

(2)	Although Mr. Schoen is not an employee of the company or any of its subsidiaries, he is entitled to the use of our aircraft for personal and business related travel as a result of his prior service as our chief executive officer. The aggregate amount of Mr. Schoen’s personal use of our aircraft during 2010 was $72,673, calculated using the same methodology as described at footnote 6 to the 2010 Summary Compensation Table. Mr. Schoen and his spouse are also entitled to either lifetime health care coverage consistent with the health plans available to our executive officers or Medicare supplement insurance that provides benefits equivalent to those available under our health plans. As our chairman of the board, Mr. Schoen receives the same perquisites as we provide to our named executive officers. During 2010, those perquisites included $19,309 for automobile lease expenses, health insurance payments of $6,718 and a club membership allowance of $9,600.

(3)	Each independent director was granted 20,000 shares of restricted stock during 2010 under the Outside Director Plan. The amounts presented in this column represent the estimated grant date fair value for each such award calculated in accordance with GAAP on the same basis as disclosed at footnote 3 to the 2010 Summary Compensation Table. These amounts do not reflect the actual value that may be realized by the recipients.

(4)	The table below summarizes the aggregate number of unvested restricted stock awards and the aggregate number of fully vested stock option awards for each of our independent directors as of December 31, 2010.

	Restricted Stock Awards	Vested Stock Option Awards

Kent P. Dauten	35,875	11,250

Donald E. Kiernan	35,875	16,250

Robert A. Knox	35,875	11,250

William E. Mayberry, M.D.	35,875	20,000

Vicki A. O’Meara	35,875	-

William J. Schoen	29,000	-

William C. Steere, Jr.	35,875	15,000

Randolph W. Westerfield, Ph.D.	35,875	11,250

(5)	The amounts disclosed in this column do not include dividends and interest on restricted stock awards, which are held by a bank in a segregated interest-bearing escrow account until the shares vest. At December 31, 2010, dividends and interest of $9,542 per independent director (other than Mr. Schoen) were held by us in the escrow account, and such amount was subsequently paid to each director in connection with a January 1, 2011 vesting of certain restricted shares.

PROPOSAL TWO - ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In July 2010, the Dodd-Frank Act was signed into law. Among other things, the Dodd-Frank Act requires us to provide our stockholders with a separate nonbinding advisory vote to approve the compensation of our named executive officers.

Before you vote on the resolution below, please read the entire CD&A carefully. The CD&A contains important information about our executive compensation programs and philosophy. It also explains how and why the compensation committee made specific decisions about the named executive officers’ 2010 compensation. For your convenience, we have highlighted information that we believe is particularly important in helping you decide how to vote on this proposal in the first few pages of the CD&A under the subheading “Executive Summary.”

In summary, our compensation philosophy is that there should be a substantial and meaningful connection between the compensation of our named executive officers and the quality of our earnings. As such, the compensation committee aligns our executive compensation programs to support our core operating initiatives, to achieve our financial goals, and to attract, motivate and retain key executives who are crucial to our long-term success. The compensation committee believes that its compensation programs, policies and procedures, along with the 2010 compensation decisions described in this proxy statement, are effective in implementing our compensation philosophy and achieving its goals, appropriately reward our named executive officers for their performance, and assist us in retaining our senior leadership team.

Consistent with this philosophy, a significant portion of the total compensation available to each of our named executive officers is directly related to our performance, as measured against our strategic plan and results of operations. As described in the CD&A, we measure our performance against our Adjusted EBITDA. The compensation committee believes the use of Adjusted EBITDA as a performance goal on a short-term and long-term basis focuses our named executive officers on activities that cause us to generate sustained earnings growth, a key factor in increasing stockholder value.

As discussed in greater detail in the first few pages of the CD&A, our Adjusted EBITDA performance for 2010 resulted in achievement of 101% of our 2010 profit plan. Based on our financial performance, our named executive officers earned 102% of their 2010 annual contingent cash awards and 100% of their long-term contingent cash and equity compensation awards. The accomplishments that impacted our performance included, among other things:

•	successful completion of several acquisitions in 2010 and late 2009, which increased our net revenue and licensed beds;

•	substantial success recruiting physicians to join our medical staff;

•	the introduction of new services offered at certain of our hospitals; and

•	improvements in our emergency room operations.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at our annual meeting:

“RESOLVED, that the stockholders of Health Management Associates, Inc. approve the compensation of the named executive officers as such information is disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and other narrative disclosures.”

Although the advisory vote on the compensation of our named executive officers is nonbinding, our compensation committee and board of directors will review the results of the vote and evaluate whether any actions are necessary to address such results.

The board of directors unanimously recommends that stockholders vote FOR this proposal approving the compensation of our named executive officers as disclosed in this proxy statement, including the CD&A, compensation tables and other narrative disclosures.

PROPOSAL THREE - ADVISORY VOTE REGARDING THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are also seeking the input of our stockholders with regard to the frequency of future stockholder advisory votes on the compensation of our named executive officers. In particular, we are asking whether our stockholders prefer that we hold future advisory votes on executive compensation once every one, two or three years. After careful consideration, our board of directors has determined that an annual advisory vote on the compensation of our named executive officers is the most appropriate alternative for our company and, therefore, our board of directors recommends that you vote for an annual advisory vote on executive compensation.

We believe that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and to promote openness and transparency with respect to compensation matters. We understand that our stockholders may have different views as to what is the best approach for our company and we believe an annual vote of our stockholders is a meaningful way for us to gauge their overall reaction to our executive compensation philosophy, policies and practices.

You may cast your vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers by choosing the option of one year, two years, three years or abstaining from voting in response to the following resolution at our annual meeting:

“RESOLVED, that the option of one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which we are to hold an advisory stockholder vote to approve the compensation of our named executive officers.”

We currently intend to hold advisory votes on executive compensation in accordance with the option of one year, two years or three years that receives the highest number of votes cast by our stockholders. However, because this vote is advisory and nonbinding, our board of directors may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the option which receives the highest number of votes from our stockholders.

For the reasons discussed above, the board of directors unanimously recommends that our stockholders vote for a ONE YEAR frequency for future stockholder advisory votes on the compensation of our named executive officers.

PROPOSAL FOUR – RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, referred to in this proxy statement as E&Y, served as our independent registered public accounting firm for the year ended December 31, 2010. The audit committee of our board of directors has selected E&Y as our independent registered public accounting firm for the year ending December 31, 2011. This selection will be presented to stockholders for ratification at the annual meeting. The audit committee will consider the outcome of this vote in its future deliberations regarding the selection of our independent registered public accounting firm.

The board of directors recommends a vote in favor of the proposal to ratify the selection of E&Y as our independent registered public accounting firm for the year ending December 31, 2011 and the persons named in this proxy statement (unless otherwise instructed) will vote such proxies FOR this proposal.

We have been advised that an E&Y representative will be present at the annual meeting and that such representative will be available to respond to appropriate questions. Such representative will also be given an opportunity to make a statement if he or she should so desire.

Audit Fees

The table below presents recent fees for professional services provided by E&Y.

	Years Ended December 31,
	2010	2009
Audit Fees	$ 2,357,705	$ 3,192,139
Audit-Related Fees	59,803	44,559
Tax Fees - Preparation and Compliance	19,490	38,500

Total Audit Fees, Audit-Related Fees and Tax Fees - Preparation and Compliance	2,436,998	3,275,198
Other Non-Audit Fees:
Tax Fees - Other	205,876	6,675

Total Fees	$ 2,642,874	$ 3,281,873

Audit Fees were primarily for professional services rendered for audits of our 2010 and 2009 consolidated financial statements, audits of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly reports on Form 10-Q and services for other statutorily required audits.

Audit-Related Fees were for assurance and other services that related to the performance of audits and reviews of our consolidated financial statements. These services primarily consisted of the audits of an employee benefit plan and various other permitted consulting services, including general accounting research.

Tax Fees - Preparation and Compliance related to review and assistance with federal and state income tax filings and notices.

Tax Fees - Other related to tax planning and advisory services.

E&Y provided no services in 2010 or 2009 other than those presented above.

The audit committee evaluated whether the provision of the services described above is compatible with maintaining E&Y’s independence and determined that those services are compatible with such firm’s independence.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

In accordance with applicable laws, rules and regulations, our audit committee charter requires that the audit committee have the sole authority to review in advance and pre-approve all audit and non-audit fees and services provided to us by our independent registered public accounting firm. Accordingly, all audit and permitted non-audit services for which E&Y was engaged were pre-approved by the audit committee.

The engagement of E&Y for non-audit accounting and tax services is limited to those circumstances where the services are considered integral to the related audit services or where there is another compelling reason for using E&Y’s services.

Report of the Audit Committee to Stockholders1

The audit committee is currently comprised of four members of the board of directors. In addition to meeting the independence standards of the New York Stock Exchange, the board of directors has determined that all of the members of the audit committee are independent for purposes of the applicable Securities and Exchange Commission rules. The duties and responsibilities of the audit committee are set forth in the audit committee charter, in the form adopted by the board of directors and most recently amended on December 1, 2009.

The audit committee reviews the company’s consolidated financial statements and internal accounting procedures with the company’s independent registered public accounting firm. The audit committee also discusses the possible effects of professional services impacting the independence of the company’s independent registered public accounting firm, provides oversight review of the company’s corporate compliance and internal audit programs, assists the board of directors in overseeing the company’s accounting and financial reporting processes and financial statement audits, and has other duties and functions as described in its charter.

The audit committee has:

•	reviewed and discussed the company’s 2010 audited consolidated financial statements with the company’s management and E&Y;

1 The material in this report is not “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

•

discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received and discussed the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with E&Y its independence.

When evaluating E&Y’s independence, the audit committee considered a number of factors, including whether E&Y’s provision of services to the company beyond those rendered in connection with their audits and reviews of the company’s consolidated financial statements were compatible with maintaining auditor independence. The audit committee also reviewed the fees paid to E&Y for audit and permitted non-audit services.

The audit committee discussed with E&Y, the company’s financial management and internal auditors the overall scope and plans for the respective audits. The audit committee meets with E&Y and the internal auditors with and without management present to discuss the results of their examinations, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

Based on the audit committee’s discussions with E&Y, the company’s financial management and internal auditors and reviews of related reports, subject to the limitations on the committee’s role and responsibilities contained in the audit committee charter, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements for the year ended December 31, 2010 be included in its annual report on Form 10-K filed with the Securities and Exchange Commission.

The audit committee selects the company’s independent registered public accounting firm annually. The audit committee has submitted such selection for the year ending December 31, 2011 for ratification at the annual meeting of stockholders.

Audit Committee:

Kent P. Dauten, Chairman
Donald E. Kiernan
William E. Mayberry, M.D.
Randolph W. Westerfield, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, no member of the compensation committee: (1) was an officer or employee of ours or any of our subsidiaries; (2) was formerly an officer of ours or any of our subsidiaries; or (3) had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission rules. In addition, no executive officer served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) as a director of another entity, one of whose executive officers served on our compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of directors.

CERTAIN TRANSACTIONS

Transactions between the company and an officer or director or his or her immediate family members are subject to review and approval by the corporate governance and nominating committee. Although the corporate governance and nominating committee has not established a written policy regarding the approval of related party transactions, when evaluating these transactions, the committee considers, among other factors:

•	the nature of the transaction and the costs incurred by the company or payments made to the company;

•	the benefits associated with the transaction and whether comparable or alternative goods or services are available from unrelated parties on similar terms;

•	the business advantage the company gains by engaging in the transaction;

•	the significance of the transaction to the company and the related party;

•	management’s determination as to whether the transaction is in the company’s best interests; and

•	whether the transaction is as favorable to the company as would be available from non-related entities in comparable transactions.

If a related party transaction subject to review by the corporate governance and nominating committee directly or indirectly involves a member of the corporate governance and nominating committee (or an immediate family member or domestic partner), the remaining committee members and our general counsel conduct such review. More information regarding the corporate governance and nominating committee can be found under the heading “Corporate Governance and Nominating Committee.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2010, all of our directors and executive officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. In making this statement, we relied solely on the written representations of our directors and executive officers and copies of the reports that they have filed with the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for the 2012 annual meeting of stockholders any stockholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2012 annual meeting of stockholders, we must receive stockholder proposals submitted for inclusion in our proxy materials no later than December 9, 2011. We will not include in our proxy materials stockholder proposals received after that date. Stockholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Under our bylaws, stockholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2012 annual meeting of stockholders if we receive such proposals no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of our 2011 annual meeting. Thus, for the 2012 annual meeting of stockholders, we must receive stockholder proposals that are not submitted for inclusion in our proxy materials between January 18, 2012 and February 17, 2012. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2012 annual meeting of stockholders. Stockholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8 should be mailed to the following address: Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To curtail waste and reduce costs, and in accordance with Securities and Exchange Commission rules, we deliver only one set of required proxy materials to multiple stockholders sharing an address, unless we receive contrary instructions from one or more of such stockholders. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to the Broadridge Householding Department at the telephone number and address noted below, a separate copy of our proxy materials to each stockholder at a shared address to which a single copy of the materials was delivered. Stockholders who wish to receive a separate copy of our required proxy materials in the future should contact Broadridge’s Householding

Department, either by calling toll free at (800) 542-1061, or by writing to Broadridge, Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Finally, stockholders sharing an address who currently receive multiple copies of our required proxy materials, but who wish to receive only a single copy of such materials, can request that only a single copy be provided by contacting Broadridge’s Householding Department at the same number or address.

ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K

You can obtain a copy of our annual report to stockholders and our annual report on Form 10-K for the year ended December 31, 2010 by accessing our Internet website at www.hma.com under the heading “Investor Relations.” These reports include our audited consolidated financial statements along with other information about us, which we encourage you to read. The information contained on our website is not a part of this proxy statement.

You can also obtain a copy of all other periodic reports and information that we file with, or furnish to, the Securities and Exchange Commission from the Securities and Exchange Commission’s EDGAR database at www.sec.gov. If you would like a copy of our 2010 Form 10-K, excluding certain exhibits, please contact Health Management Associates, Inc., 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108-2710, Attention: Corporate Secretary. We will provide a copy without charge.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters that may be presented for action at the annual meeting. Should any other matters come before the annual meeting, the persons named in this proxy statement will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy R. Parry
Corporate Secretary

April 7, 2011

HEALTH MANAGEMENT ASSOCIATES, INC. 5811 PELICAN BAY BLVD. SUITE 500 NAPLES, FL 34108-2710

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Monday, May 16, 2011 (the day before the meeting date). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, May 16, 2011 (the day before the meeting date). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33130-P09070	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HEALTH MANAGEMENT ASSOCIATES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote: (i) FOR ALL nine nominees for director; (ii) FOR Proposals 2 and 4; and (iii) 1 YEAR for Proposal 3.	☐	☐	☐
1. Election of Directors
Nominees:

        01)    William J. Schoen           06)    William E. Mayberry, M.D.

        02)    Gary D. Newsome          07)    Vicki A. O'Meara

        03)    Kent P. Dauten               08)    William C. Steere, Jr.

        04)    Donald E. Kiernan          09)    Randolph W. Westerfield, Ph.D.

        05)    Robert A. Knox

						For	Against	Abstain

2. To provide an advisory vote regarding the compensation of our named executive officers.						☐	☐	☐

					1 Year	2 Years	3 Years	Abstain

3. To provide an advisory vote regarding the frequency of stockholder advisory votes on the compensation of our named executive officers.					☐	☐	☐	☐

						For	Against	Abstain

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.						☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

2011 Annual Meeting of Stockholders

Tuesday, May 17, 2011 at 1:30 p.m., local time, at

Ritz-Carlton Golf Resort Naples

2600 Tiburón Drive, Naples, Florida 34109

Please present this admission ticket to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side or his or her designated proxy and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Thank you for your proxy submission.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form of Proxy and Annual Report/Form 10-K Wrap are available at
www.proxyvote.com.

▼ FOLD AND DETACH HERE ▼	▼ FOLD AND DETACH HERE ▼
M33131-P09070

PROXY

HEALTH MANAGEMENT ASSOCIATES, INC.

2011 Annual Meeting of Stockholders

The undersigned hereby appoints WILLIAM J. SCHOEN and TIMOTHY R. PARRY, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Common Stock of HEALTH MANAGEMENT ASSOCIATES, INC. (the “Company”) owned by the undersigned at the Annual Meeting of Stockholders to be held at the Ritz-Carlton Golf Resort Naples, 2600 Tiburón Drive, Naples, Florida 34109, on Tuesday, May 17, 2011 at 1:30 p.m., local time, and any adjournment thereof.

This proxy is solicited on behalf of the Board of Directors of the Company and each matter to be voted on at the annual meeting has been proposed by the Board of Directors of the Company. This proxy will be voted as specified by the undersigned. This proxy revokes any prior proxy given by the undersigned. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the nine named nominees for director, FOR the compensation of our named executive officers, for the proposal to conduct a stockholder advisory vote on the compensation of our named executive officers EVERY YEAR, and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting and Proxy Statement dated April 7, 2011, describing more fully the proposals set forth herein.

(continued and to be signed on the reverse side)